As filed with the Securities and Exchange Commission on April 28, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16803 Dallas Parkway

Addison, Texas 75001

(214) 220-4323

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew W. McCann

General Counsel and Corporate Secretary

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Garrett A. DeVries

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

(214) 969-2891

(214) 969-4343 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee
13.0% Convertible Notes due 2017	$55,000,000	100%	$55,000,000	$6,391
Common Shares, par value $0.10 per share(2)	8,088,235	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.
(2)	Represents 8,088,235 common shares of TransAtlantic Petroleum Ltd. initially issuable upon conversion of the notes at a rate of 147.05882 common shares per $1,000 principal amount of the notes, plus an indeterminate number of additional common shares that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments, in circumstances described in the prospectus that is part of this registration statement.
(3)	Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the common shares issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 28, 2015

Prospectus

TransAtlantic Petroleum Ltd.

13.0% Convertible Notes due 2017

and

Common Shares Issued Upon Conversion of the Notes

This prospectus relates to resales of our 13.0% Convertible Notes due 2017 issued in a private placement (the “Notes”) and 8,088,235 of our common shares, par value $0.10 per share (“Common Share”), issuable upon conversion of the Notes, plus an indeterminate number of additional Common Shares that may be issued from time to time upon conversion of the Notes as a result of antidilution adjustments, in circumstances described in this prospectus. This prospectus does not cover the issuance of any Common Shares by us to the selling securityholders.

We are registering the offer and sale of the Notes and Common Shares to satisfy registration rights we have granted to the selling securityholders. Except for discounts, selling commissions and transfer taxes applicable to the sale of the Notes or Common Shares, we have agreed to pay the expenses incurred in connection with the registration of the Notes and Common Shares covered by this prospectus.

The selling securityholders may sell the Notes and the Common Shares from time to time at market prices prevailing at the time of sale, prices related to prevailing market prices or privately negotiated prices. The selling securityholders may sell the Notes or Common Shares to or through underwriters, brokers or dealers, directly to purchasers or through agents designated from time to time, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders, the purchasers or both. See “Plan of Distribution” for a more complete description of the ways in which the securities may be sold. If underwriters or broker-dealers are involved in the sale of any Notes or Common Shares covered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus.

We will not receive any of the proceeds from the sale of the Notes or the Common Shares offered by the selling securityholders. The selling securityholders will receive all proceeds from the sale of the Notes or the Common Shares being registered.

We will pay cash interest on the Notes at the rate of 13.0% per year. Cash interest is payable semiannually in arrears on January 1 and July 1 of each year, commencing on July 1, 2015.

Holders may convert all or a portion of their Notes into Common Shares prior to the close of business on the final maturity date of the Notes, subject to prior redemption or repurchase of the Notes as described herein. The conversion rate is 147.05882 Common Shares per $1,000 principal amount of the Notes. The conversion rate is subject to adjustment in certain events, such as an issuance by us of Common Shares as a dividend or distribution on our Common Shares or a subdivision or combination of our Common Shares.

We may redeem all or a part of the Notes at any time on or after July 1, 2015 at the redemption prices set forth under “Description of the Notes—Optional Redemption” in this prospectus, together with any accrued and unpaid interest to the redemption date. If we experience certain kinds of change of control, if we sell all or substantially all of our assets or if the Common Shares cease to be listed or quoted on a Recognized Exchange (as defined herein), holders of our Notes may have the right to require us to repurchase their Notes, as further described in this prospectus. See “Description of the Notes—Fundamental Change Repurchase.”

The Notes are unsecured, rank equal in right of payment with all of our existing and future senior indebtedness, rank senior in right of payment to any future subordinated indebtedness, are effectively subordinated to certain future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and are structurally subordinated to all existing and future indebtedness and other liabilities of each of our subsidiaries. None of our subsidiaries guarantee the Notes.

The Notes are not listed on any national securities exchange. Our Common Shares are listed on the NYSE MKT under the symbol “TAT.” On April 27, 2015, the last reported sale price of our Common Shares was $5.71 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2015.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling securityholders referred to in this prospectus may offer and sell from time to time up to $55.0 million principal amount of Notes and up to 8,088,235 Common Shares issuable upon conversion of the Notes, plus an indeterminate number of additional Common Shares that may be issued from time to time upon conversion of the Notes as a result of antidilution adjustments, in circumstances described in this prospectus.

Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling securityholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling Notes or Common Shares. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.

You should assume that the information appearing in this prospectus and in any prospectus supplement is only accurate as of the date on its respective cover and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are “forward-looking statements” and are prospective. Such statements are generally identifiable by the terminology used such as “plans,” “expects,” “estimates,” “budgets,” “intends,” “anticipates,” “believes,” “projects,” “indicates,” “targets,” “objective,” “could,” “should,” “may” or other similar words.

By their very nature, forward-looking statements require us to make assumptions that may not materialize or that may not be accurate. Forward-looking statements are subject to known and unknown risks and uncertainties and other factors that may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements, including the factors discussed under Item 1A. Risk Factors in this Annual Report on Form 10-K. Such factors include, but are not limited to, the following: fluctuations in and volatility of the market prices for oil and natural gas products; the ability to produce and transport oil and natural gas; the results of exploration and development drilling and related activities; global economic conditions, particularly in the countries in which we carry on business, especially economic slowdowns; actions by governmental authorities including increases in taxes, legislative and regulatory initiatives related to fracture stimulation activities, changes in environmental and other regulations, and renegotiations of contracts; political uncertainty, including actions by insurgent groups or other conflicts; the negotiation and closing of material contracts; future capital requirements and the availability of financing; estimates and economic assumptions used in connection with our acquisitions; risks associated with drilling, operating and decommissioning wells; actions of third-party co-owners of interests in properties in which we also own an interest; our ability to effectively integrate companies and properties that we acquire; and the other factors discussed in other documents that we file with or furnish to the U.S. Securities and Exchange Commission (the “SEC”) and Canadian securities regulatory authorities. The impact of any one factor on a particular forward-looking statement is not determinable with certainty as such factors are interdependent upon other factors and our course of action would depend upon our assessment of the future, considering all information then available. In that regard, any statements as to: future oil or natural gas production levels; capital expenditures; the allocation of capital expenditures to exploration and development activities; sources of funding for our capital expenditure programs; drilling of new wells; demand for oil and natural gas products; expenditures and allowances relating to environmental matters; dates by which certain areas will be developed or will come on-stream; expected finding and development costs; future production rates; ultimate recoverability of reserves, including the ability to convert probable and possible reserves to proved reserves; dates by which transactions are expected to close; future cash flows, uses of cash flows, collectability of receivables and availability of trade credit; expected operating costs; changes in any of the foregoing and other statements using forward-looking terminology are forward-looking statements, and there can be no assurance that the expectations conveyed by such forward-looking statements will, in fact, be realized.

Although we believe that the expectations conveyed by the forward-looking statements are reasonable based on information available to us on the date such forward-looking statements were made, no assurances can be given as to future results, levels of activity, achievements or financial condition.

Readers should not place undue reliance on any forward-looking statement and should recognize that the statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described above, as well as others not now anticipated. The foregoing statements are not exclusive and further information concerning us, including factors that potentially could materially affect our financial results, may emerge from time to time. We do not intend to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements, except as required by law.

ii

SUMMARY

This summary highlights information about this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our Notes or Common Shares. You should carefully read the entire prospectus, especially the risks of investing in our Notes and Common Shares discussed under “Risk Factors” in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision. Unless the context otherwise requires or indicates, references to “TransAtlantic,” the “Company,” “we,” “our” and “us” refer to TransAtlantic Petroleum Ltd. and its subsidiaries on a consolidated basis, and references to “Stream” refer to Stream Oil & Gas Ltd., a corporation existing under the laws of British Columbia, and its subsidiaries, including TransAtlantic Albania Ltd., a Cayman Islands corporation (“Stream Sub”), on a consolidated basis.

Our Company

We are an international oil and natural gas company engaged in acquisition, exploration, development and production. We have focused our operations in countries that have established, yet underexplored, petroleum systems, are net importers of petroleum, have an existing petroleum transportation infrastructure and provide favorable commodity pricing, royalty rates and tax rates to exploration and production companies. As of December 31, 2014, we held interests in approximately 1.8 million net acres of developed and undeveloped oil and natural gas properties in Turkey, Albania and Bulgaria. As of March 1, 2015, approximately 36% of our outstanding Common Shares were beneficially owned by N. Malone Mitchell 3rd, the chairman of our board of directors and our chief executive officer.

We were incorporated under the laws of British Columbia, Canada on October 1, 1985 under the name Profco Resources Ltd. and continued to the jurisdiction of Alberta, Canada under the Business Corporations Act (Alberta) on June 10, 1997. Effective December 2, 1998, we changed our name to TransAtlantic Petroleum Corp. Effective October 1, 2009, we continued to the jurisdiction of Bermuda under the Bermuda Companies Act 1981 from the Province of Alberta and changed our name to TransAtlantic Petroleum Ltd. Our principal executive office is located at 16803 Dallas Parkway, Addison, Texas 75001. Our telephone number is (214) 220-4323. Our website address is www.transatlanticpetroleum.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

Organizational Structure

The following chart summarizes our corporate organization and the arrangement of our indebtedness.

(1)	Guarantor under the senior secured credit facility (the “Senior Credit Facility”) with BNP Paribas (Suisse) SA (“BNP Paribas”) and the International Finance Corporation (“IFC”).
(2)	Includes DMLP, Ltd. (“DMLP”), TransAtlantic Exploration Mediterranean International Pty Ltd (“TEMI”), Talon Exploration, Ltd., TransAtlantic Turkey, Ltd. (“TransAtlantic Turkey”), Amity Oil International Pty. Ltd. (“Amity”), and Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş. (“Petrogas”) (collectively, the “Senior Credit Facility Borrowers”). TransAtlantic Petroleum (USA) Corp. (“TransAtlantic USA”) has a 0.1% interest in each of TransAtlantic Turkey and Petrogas.
(3)	Includes the amended and restated facility agreement (the “Term Loan Facility”), dated September 17, 2014, among Stream Sub, as borrower, Stream, as guarantor, and Raiffeisen Bank Sh.A (“Raiffeisen”).

Summary Description of the Notes

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Notes.

Issuer	TransAtlantic Petroleum Ltd., a Bermuda exempted company with limited liability.

Selling Securityholders	The securities to be offered and sold using this prospectus will be offered and sold by the selling securityholders named in this prospectus or in any supplement to this prospectus, see “Selling Securityholders.”

Securities Offered	$55.0 million in aggregate principal amount of 13.0% Convertible Notes due 2017. The selling securityholders identified in this prospectus may offer from time to time up to $55.0 million principal amount of the Notes and all of the Common Shares issuable upon conversion of the Notes.

Maturity Date	July 1, 2017, unless earlier redeemed or converted. All principal will be paid at maturity.

Interest	We will pay interest in cash on the Notes at an annual rate of 13.0%. We will make interest payments on the Notes semi-annually, in arrears, on January 1 and July 1 of each year, commencing on July 1, 2015.

Conversion Rights	Holders may, at any time after July 1, 2015 and from time to time at such holder’s option, convert, subject to certain terms and conditions, any or all of the principal of any Note into fully paid and nonassessable Common Shares at the conversion price. The Notes may be converted into Common Shares initially at a conversion rate of 147.05882 Common Shares per $1,000 principal amount of Notes (equivalent to a conversion price of $6.80 per Common Share). Prior to or contemporaneously with the conversion of any of the principal of a Note, all accrued but unpaid interest on the principal amount being converted will be paid in cash. The Notes may not be converted into Common Shares on the maturity date or the redemption date. See “Description of the Notes—Conversion” and “Description of the Notes—Conversion—Adjustment of Conversion Price.” To convert a Note, the holder will follow specific procedures as described in more detail in “Description of the Notes—Conversion.” The trustee will initially act as the conversion agent.

Conversion Price Adjustments

The conversion price and the number of Common Shares issuable upon conversion of the Notes are subject to adjustment in certain circumstances.

If at any time we take record of our common shareholders to pay a dividend, subdivide our outstanding Common Shares or combine our outstanding Common Shares, then in each case the conversion price shall be adjusted so that a holder of each Note, upon conversion, will receive the number of Common Shares that the holder would have received after any of the above events had the Note been converted immediately prior to such event.

If we reorganize our capital, reclassify our stock, consolidate, merge into another company, transfer substantially all of our assets, or take similar actions, subject to certain exceptions, we will ensure that any successor company shall honor the right of the holder and provide for adjustments to the conversion price that are as nearly equivalent as practicable to those provided in the Note.

The adjustments described above are subject to important exceptions and qualifications. See “Description of the Notes—Conversion—Adjustment of Conversion Price.”

Ranking

The Notes will be our senior unsecured obligations. The Notes will:

•    rank equal in right of payment with all of our existing and future senior indebtedness;

•    rank senior in right of payment to any future subordinated indebtedness;

•    be effectively subordinated to any future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•    be structurally subordinated to all existing and future indebtedness and other liabilities of each of our subsidiaries, including the Senior Credit Facility, the Thrace Basin Natural Gas (Turkiye) Corporation (“TBNG”) credit facility and Stream Sub’s indebtedness.

The Notes will not be guaranteed by any of our subsidiaries.

Our subsidiaries account for all of our consolidated revenues and substantially all of our consolidated assets.

Optional Redemption	At any time on or after July 1, 2015, we may redeem all or a part of the Notes at the redemption prices set forth under “Description of the Notes—Optional Redemption,” together with any accrued and unpaid interest to the redemption date.

Mandatory Offers to Repurchase

If we experience a fundamental change (as defined in the Indenture), we will be required to make an offer to repurchase the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of repurchase. See “Description of the Notes—Fundamental Change Repurchase” and “Risk Factors.”

Additionally, if we sell certain assets in exchange for $50.0 million or more in cash consideration, in certain circumstances, we will be required to use a portion of the net cash proceeds of such sale to make an offer to repurchase Notes at a price equal to the price we would be required to pay for an optional redemption at such time, plus accrued and unpaid interest, if any, up to but excluding the date of repurchase. See “Description of the Notes—Asset Sale Repurchase” and “Risk Factors.”

Covenants	The Indenture contains limited covenants, including a covenant limits our ability to incur liens securing funded debt. These covenants are subject to a number of important exceptions and qualifications and are described in more detail in “Description of the Notes—Certain Covenants.” See also “Risk Factors.”

Rights of Note Holders

Unless and until the conversion rights under the Notes are exercised, holders of the Notes will have no right to, among other things:

•    receive dividends paid on our Common Shares;

•    vote or consent on matters submitted to our shareholders;

•    receive notice of shareholder meetings, or any other rights whatsoever as our shareholders; and

•    share in our assets in the event of our liquidation, dissolution or winding-up.

Absence of a Public Market for the Notes	The Notes were a new issue of securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any interdealer quotation system.

Trustee	U.S. Bank National Association

Governing Law	The Indenture and the Notes are governed by the laws of the State of New York.

Risk Factors	You should carefully consider the information set forth under the heading “Risk Factors” in this prospectus, as well as the other information included in this prospectus before deciding whether to invest in the Notes.

RISK FACTORS

Investing in the Notes or in our Common Shares involves a high degree of risk. You should carefully consider the specific risks described below as well as the risks described in our Annual Report on Form 10-K for the year ended December 31, 2014 and any subsequently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q before making an investment decision. Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Notes

We are a holding company. We conduct virtually all of our operations through our foreign subsidiaries. Our ability to repay our debt depends upon the performance of these subsidiaries and their ability to make distributions to us. Our Senior Credit Facility and Term Loan Facility limit the ability of certain of our subsidiaries to make distributions to us.

We are a holding company. Substantially all of our operations are conducted by our subsidiaries and, therefore, our cash flow and our ability to service indebtedness, including our ability to pay the interest on and principal of the Notes when due, are dependent upon cash dividends and distributions or other transfers from our subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes or to provide us with funds to meet our payment obligations on the Notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions, including under the Senior Credit Facility and Term Loan Facility.

The ability of certain of our subsidiaries operating in Turkey, which account for the majority of our operating income, to declare and pay dividends to us is restricted by the terms of the Senior Credit Facility. Under the Senior Credit Facility, each of the Senior Credit Facility Borrowers (i) may only pay dividends, distributions or similar payments or loans to us out of the aggregate amount of cash held above $7.5 million in deposit accounts and (ii) shall not, and shall cause each of its subsidiaries not to, pay any dividends, distributions or similar payments to shareholders or to make loans to us unless, among other things, (a) a supermajority of lenders shall be reasonably satisfied, based on a liquidity test (which shall show a liquidity ratio of at least 1.00 to 1.00), a corporate cashflow projection and the most recent financial asset model delivered by BNP Paribas, that such Senior Credit Facility Borrower will have sufficient working capital to fund its operations and meet the development plan (in each case, as forecast in such financial asset model) for the 12 month period after making any such dividend, distribution or similar payment, and (b) no default or event of default under the Senior Credit Facility has occurred and is continuing, or could reasonably be expected to occur as a result of, the making of any such dividend, distribution or similar payment.

The ability of Stream to declare and pay dividends to us is restricted by the terms of the Term Loan Facility. Under the Term Loan Facility, the Stream Sub may not declare or pay any dividends on any of Stream Sub’s common shares without the consent of the lender, except, provided that no default has occurred and is continuing under the Term Loan Facility, Stream Sub may make payments to Stream from excess cash flow to cover the administrative overhead of Stream, including the salary and related employment costs of any employee, officer or director of Stream, up to a total limit in any three-month period of $500,000.

Payment of dividends, distributions, loans or advances to us by our subsidiaries could also be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries are contingent upon our subsidiaries’ earnings and cash flow.

We generate virtually no cash flow from our domestic subsidiaries and therefore cash flow from our domestic subsidiaries will not be sufficient to make payments of principal and interest on the Notes. Accordingly, we will be relying on cash flow from our foreign operations, particularly in Turkey and Albania, to make these payments.

Our ability to repatriate cash generated by our foreign operations or borrow from our foreign subsidiaries may be limited by tax, foreign exchange or other laws. Also, the amount we are able to repatriate to pay U.S. Dollar based obligations, such as the Notes, will be subject to foreign exchange rates. Foreign earnings may be subject to withholding requirements for foreign taxes. Cash we hold in foreign entities may become subject to exchange controls that prevent their being converted into other currencies, including U.S. Dollars. Foreign tax laws may affect our ability to repatriate cash from foreign subsidiaries in a tax efficient manner or at all. Legal restrictions may prevent foreign subsidiaries from paying dividends or other cash distributions to service payments on the Notes, and directors and officers of such foreign subsidiaries may therefore be unable or unwilling to authorize such payments or such loans. If these or other risks limit our ability to transfer cash generated by our foreign operations to us, our ability to make payments on the Notes will be impaired.

In the event that we do not receive distributions or other payments from our subsidiaries, we may be unable to make required payments on the Notes.

Payments of principal and interest on the Notes are effectively subordinated to certain future secured debt we may incur to the extent of the value of the assets securing such debt.

The Notes are unsecured. The Indenture under which the Notes were issued limits our ability to incur certain types of secured debt, but the limitation is subject to certain exceptions. The Notes are effectively subordinated to the claims of certain future secured creditors to the extent of the value of the assets securing such claims. Holders of such future secured obligations, if any, will have claims that are prior to claims of the holders of the Notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets will be available to pay obligations on the Notes only after holders of such senior secured debt, if any, have been paid the value of the assets securing such obligations. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the Notes.

The Notes are not guaranteed by our subsidiaries and, as a result, the Notes are structurally subordinated to all liabilities of our subsidiaries.

Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of that subsidiary’s creditors, except to the extent that we may be recognized as a creditor of that subsidiary. Creditors of the subsidiary would be entitled to payment in full from the subsidiary’s assets before we, as a shareholder, would be entitled to receive any distribution from the subsidiary which we might apply to make payments of principal and interest on the Notes or our other indebtedness. In the event of any default by any subsidiary under any indebtedness, its creditors could accelerate that indebtedness so that all amounts become due and payable prior to that subsidiary distributing amounts to us that could have been used to make payments on the Notes. Accordingly, our obligations under the Notes are structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries.

None of our subsidiaries guarantee the Notes. The Notes do not require us to cause our subsidiaries to become guarantors of the Notes. The Notes also do not limit our ability to make investments in, and otherwise transfer assets to, our subsidiaries.

Our subsidiaries generated all of our consolidated revenues for 2014 and held substantially all of our consolidated assets as of December 31, 2014. Because substantially all of our operations are conducted by our subsidiaries, the liabilities of our subsidiaries include substantially all of our operating liabilities. Our subsidiaries may incur material liabilities, and the Notes will be structurally subordinated to those liabilities.

The Notes are also structurally subordinated to the existing and future indebtedness of our subsidiaries. Under the Notes, our subsidiaries are permitted to incur indebtedness in amounts that could be material to us. As a result, our subsidiaries may be permitted to incur material amounts of indebtedness, and the Notes are structurally subordinated to that indebtedness.

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes and our Senior Credit Facility.

We have a significant amount of indebtedness. At March 31, 2015, we had $28.0 million of cash and cash equivalents and approximately $150.0 million of total indebtedness outstanding and no ability to borrow under the Senior Credit Facility.

Our substantial indebtedness could have important consequences for your investment in the Notes and significant effects on our business. For example, it could:

•	make it more difficult for us to satisfy our financial obligations, including with respect to our indebtedness, and any failure to comply with the obligations of any of our debt agreements, including financial and other restrictive covenants, could result in an event of default under the Notes offered hereby and the Senior Credit Facility;

•	increase our vulnerability to general adverse economic, industry and competitive conditions, especially declines in oil and natural gas prices;

•	reduce the availability of our cash flow to fund working capital, capital expenditures and other fund working capital because we will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness;

•	limit our ability to borrow additional funds in the future for acquisition, capital expenditures or to meet our operating expenses or other general corporate obligations;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	prevent us from raising funds necessary to repurchase Notes tendered to us if there is a fundamental change under the Notes or change of control which would constitute a default under any future permitted first lien indebtedness; and

•	place us at a competitive disadvantage compared to our competitors that are less highly leveraged and that, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to make payments with respect to the Notes and to satisfy any other debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors affecting our company and industry, many of which are beyond our control.

Despite current indebtedness levels, we may still be able to incur substantially more debt, which would increase the risks associated with our substantial leverage.

Even with our existing debt levels, we and our subsidiaries may be able to incur substantial additional indebtedness in the future in connection with our exploration, exploitation, development, acquisitions of undeveloped acreage and production of oil and natural gas producing properties. The Indenture does not contain any limitation on our ability to incur additional unsecured indebtedness. Although the documentation governing our Senior Credit Facility contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If we incur additional indebtedness, the related risks that we now face would intensify and could further exacerbate the risks associated with our substantial leverage. Also these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. Significant additions of undeveloped acreage financed with debt may result in increased indebtedness without any corresponding increase in borrowing capacity, which could curtail drilling and development of this acreage or could cause us to not comply with our debt covenants.

We may not be able to generate sufficient cash flow to meet our debt service and other obligations, including the Notes, due to events beyond our control.

Our ability to generate cash flow from operations and to make scheduled payments on or refinance our indebtedness, including the Notes, borrowings under the Senior Credit Facility, and to fund working capital needs and planned capital expenditures will depend on our future financial performance and our ability to generate cash in the future. Our future financial performance will be affected by a range of economic, financial, competitive, business and other factors that we cannot control, such as the prices we receive from the sale of oil and natural gas, the general economic and financial conditions in the commodity markets, the economy generally or other risks summarized here. Our inability to generate positive cash flow in the future due to our failure to execute our strategies in a timely manner, adverse changes in general economic conditions, increased competition or other events beyond our control could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations, including the Notes. If we are unable to service our indebtedness or to fund our other liquidity needs, we may be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, or any combination of the foregoing. If we raise additional debt, it would increase our interest expense, leverage and our operating and financial costs. We cannot assure you that any of these actions could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the Notes and any other indebtedness or to fund our other liquidity needs. Reducing or delaying capital expenditures or selling assets could delay future cash flows. In addition, the terms of existing or future debt agreements, including the Notes and the agreement governing the Senior Credit Facility, may restrict us from adopting any of these alternatives. We cannot assure you that our business will generate sufficient cash flows from operations or that future borrowings will be available in an amount sufficient to enable us to pay our indebtedness, including these Notes, or to fund our other liquidity needs.

The failure to generate sufficient cash flow or to effect any of these alternatives could significantly adversely affect the value of the Notes and our ability to pay amounts due under the Notes. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. None of these remedies may, if necessary, be effected on commercially reasonable terms. If for any reason we are unable to meet our debt service and repayment obligations, including under the Notes and under the Senior Credit Facility, we would be in default under the terms of the agreements governing our indebtedness, which would allow our creditors at that time to declare all outstanding indebtedness to be due and payable. This would likely in turn trigger cross-acceleration or cross-default rights between our applicable debt agreements. Under these circumstances, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the Notes. In addition, these lenders could then seek to foreclose on our assets that are their collateral and we could be forced into bankruptcy or liquidation. If the amounts outstanding under the Notes or under the Senior Credit Facility were to be accelerated, or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to our debt holders, including you as a Noteholder.

The agreements governing the Senior Credit Facility impose significant operating and financial restrictions, which may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

The documentation governing the Senior Credit Facility contains customary restrictions on our activities, including covenants that limit our ability to:

•	transfer or sell assets or use asset sale proceeds;

•	incur or guarantee additional debt or issue preferred equity securities;

•	pay dividends, redeem subordinated debt or make other restricted payments;

•	make certain investments;

•	create or incur certain liens on our assets;

•	incur dividend or other payment restrictions affecting our subsidiaries;

•	repurchase, redeem or retire our subordinated debt;

•	enter into certain transactions with affiliates;

•	merge, consolidate or transfer all or substantially all of our assets and the assets of our subsidiaries; and

•	engage in a business other than a business that is the same or similar to our current business and reasonably related businesses.

In addition, the Senior Credit Facility requires us to meet certain financial ratios, including regarding fixed charge coverage, total leverage or other similar such ratios.

The restrictions in the agreements governing the Senior Credit Facility may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We also may incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all. The breach of any of these covenants and restrictions could result in a default under the Notes or under the agreement governing the Senior Credit Facility. An event of default under the Senior Credit Facility could permit some of our lenders to declare all amounts borrowed from them to be due and payable and to foreclose upon any collateral securing the debt.

The Notes contain limited negative covenants.

The Notes contain a negative covenant limiting our ability to incur certain types of secured debt. The limitation only applies to us, and not our subsidiaries, and it is subject to significant exceptions. The Notes do not contain negative covenants that limit our ability to:

•	transfer or sell assets or use asset sale proceeds;

•	incur or guarantee additional debt or issue preferred equity securities;

•	pay dividends, redeem subordinated debt or make other restricted payments;

•	make investments;

•	create or incur certain other liens on our assets;

•	incur dividend or other payment restrictions affecting our subsidiaries;

•	repurchase, redeem or retire our subordinated debt;

•	enter into certain transactions with affiliates;

•	merge, consolidate or transfer all or substantially all of our assets and the assets of our subsidiaries; and

•	engage in a business other than a business that is the same or similar to our current business and reasonably related businesses.

As a result, subject to our other contractual obligations, we and our subsidiaries may be able to engage in some or all of the activities described above. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the Notes, could reduce the amount of our assets that would be available to satisfy your claims should we default on the Notes, and could reduce the value of our Common Shares, which could be detrimental to the value of the Notes.

The restrictive covenants in our other debt instruments are also subject to a number of important qualifications, exceptions and limitations, and to amendment.

The restrictive covenants in our other debt agreements, including the Senior Credit Facility, only apply to certain of our subsidiaries, and are subject to a number of other important qualifications, exceptions and limitations. Our subsidiaries that are subject to the restrictive covenants in such agreements may be able to engage in some of the restricted activities in limited amounts, or in certain circumstances, in unlimited amounts, notwithstanding the restrictive covenants. The issuer of the Notes and any subsidiaries that are not subject to such restrictive covenants may engage in such activities without material limitation under those agreements. Further, the restrictive covenants in our other debt agreements may be amended or waived without the consent of the holders of the Notes, and the lenders under the other debt agreements may have interests that are opposed to the interests of the holders of the Notes. Restrictive covenants, if any, in future debt instruments could be subject to similar qualifications, exceptions, limitations, amendments and waivers. There can be no assurance that restrictive covenants in any other debt instrument will limit our activities.

Our ability to repurchase the Notes with cash upon a fundamental change, as required by the Notes, may be limited.

Upon the occurrence of a fundamental change, as defined in the Notes, we will be required to offer to repurchase all of the outstanding Notes at 100% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Fundamental Change Repurchase.” Additionally, under the Senior Credit Facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of the borrowings under the facility and terminate their commitment to lend.

However, it is possible that we will not have sufficient funds at the time of a fundamental change to make any required repurchase of Notes. Moreover, the agreement governing the Senior Credit Facility and the agreements governing any future indebtedness we incur may restrict our ability to repurchase the Notes, including following a fundamental change, as required by the Notes. As a result, following such an event, we would not be able to repurchase Notes unless we first repay all such indebtedness or obtain a waiver from the holders of such indebtedness to permit us to repurchase the Notes. We may be unable to repay all of that indebtedness or obtain such a waiver. Our failure to purchase Notes following a fundamental change to the extent required by the Notes would be an event of default under the Notes, which could cause a cross-default under our other indebtedness, and could have a material adverse effect on our financial condition.

In addition, certain important corporate events, such as takeovers, recapitalizations, restructurings, mergers or similar transactions, may not constitute a fundamental change under the Notes and, therefore, would not permit the holders of the Notes to require us to repurchase the Notes. See “Description of the Notes—Fundamental Change Repurchase.”

In addition, the definition of fundamental change includes a phrase relating to the sale or other transfer of “all or substantially all” of the properties or assets of the company and its subsidiaries, taken as a whole. There is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the company, and, therefore, it may be unclear as to whether a fundamental change has occurred and whether the holders of the Notes have the right to require us to repurchase such Notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the Notes.

Upon the occurrence of certain fundamental change transactions described under “Description of the Notes,” you as a Noteholder have the right to require us to repurchase your Notes. However, the fundamental change provisions will only afford protection to holders of Notes in the event of certain transactions. Other transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the Notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of Notes.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our results of operations and our financial condition.

If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. Last, we could be forced into bankruptcy or liquidation. As a result, any default by us on our indebtedness could have a material adverse effect on our business and could impact our ability to make payments under the Notes.

We may be unable to repay or repurchase the Notes at maturity.

At maturity, the entire outstanding principal amount of the Notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to refinance these obligations. If the maturity date occurs at a time when other arrangements prohibit us from repaying the Notes, we could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we could not obtain the waivers or refinance these borrowings, we would be unable to repay the Notes.

There is no established trading market for the Notes and you as a Noteholder may not be able to sell the Notes readily or at all or at or above the price that you paid.

There is no established trading market for the Notes. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. You may not be able to sell your Notes at a particular time or at favorable prices. We do not expect a trading market for the Notes to develop. As a result, we cannot assure you as to the liquidity of the Notes. Accordingly, you may be required to bear the financial risk of your investment in the Notes indefinitely.

The Notes do not require us to achieve or maintain minimum financial results, the lack of which could negatively impact holders of the Notes.

The Notes do not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. Our ability to recapitalize and take a number of other actions that are not limited by the terms of the Indenture and the Notes could diminish our ability to make payments on the Notes when due.

Changes in the credit markets could adversely affect the market price of the Notes.

The market price for the Notes is based on a number of factors, including:

•	the prevailing interest rates being paid by other companies similar to us; and

•	the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the Notes.

An increase in market interest rates could result in a decrease in the relative value of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase Notes and market interest rates increase, the market values of your Notes may decline. We cannot predict the future level of market interest rates.

The market price of the Notes could be significantly affected by the market price of our Common Shares, which may fluctuate significantly.

We expect that the market price of the Notes (if there is a market for the Notes) or the value of the Notes (if there is no market for the Notes) will be significantly affected by the market price of our Common Shares. If there is a market for the Notes, this may result in greater volatility in the trading value for the Notes than would be expected for nonconvertible debt securities we may issue. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our Common Shares.

The conversion price adjustments for Notes may not be adjusted for all dilutive events.

The conversion price adjustments of the Notes is subject to adjustment for certain events, including, but not limited to, the issuance of dividends on our Common Shares, subdivisions or combinations as described under “Description of Notes—Conversion—Adjustment of Conversion Price.” Such conversion price adjustments will not be adjusted, however, for other events, such as a third-party tender or exchange offer or an issuance of Common Shares for cash, that may adversely affect the trading price of the Notes or our Common Shares. In addition, an event that adversely affects the value of the Notes may occur, and that event may not result in an adjustment to such conversion rate.

We may redeem the Notes at our option at any time on or after July 1, 2015, which could adversely affect the option value of the conversion feature of the Notes.

We may redeem the Notes at any time on or after July 1, 2015. If we give notice of our intent to redeem the Notes, the holder will lose the option value associated with continuing to hold the Notes, and will be forced to either convert its Notes prior to redemption or allow its Notes to be redeemed. If the Notes are redeemed, the redemption price may be less than the value of the conversion shares that the holder would have received upon conversion.

Holders of the Notes will not have rights as a common shareholder until such holders exercise their conversion rights under the Notes and acquire our Common Shares.

Until the holders of our Notes acquire our Common Shares upon exercise of conversion rights under the Notes, they will have no rights with respect to our Common Shares underlying such Notes. Upon exercise of the conversion rights under the Notes, the holders will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

Because we are formed under the laws of Bermuda, there may be difficulty in serving process on and enforcing liabilities against us.

We are a Bermuda exempted company and some of our directors and a substantial portion of our assets are located outside the United States. Accordingly, it may be difficult for investors in the Notes to effect service of process within the United States upon these persons or to enforce against them, in courts outside the United States, judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities or other laws. We have been advised by our Bermuda legal counsel, Appleby, that there is doubt with respect to Bermuda law as to (a) whether a judgment of a U.S. court predicated solely upon the civil liability provisions of the U.S. federal securities or other laws would be enforceable in Bermuda against us and (b) whether an action could be brought in Bermuda against us in the first instance on the basis of liability predicated solely upon the provisions of the U.S. federal securities or other laws. In addition, other laws of Bermuda, such as those limiting a party’s enforcement rights on the grounds of public policy and the fact that a treaty does not exist between the United States and the government of Bermuda regarding the enforcement of civil liabilities may also restrict the ability to enforce our obligations under the Notes.

Risks Related to Our Common Shares

The interests of our controlling shareholder may not coincide with yours and such controlling shareholder may make decisions with which you may disagree.

As of March 1, 2015, Mr. Mitchell beneficially owned approximately 36% of our outstanding Common Shares. As a result, Mr. Mitchell could control substantially all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company and make some future transactions more difficult or impossible without the support of Mr. Mitchell. The interests of Mr. Mitchell may not coincide with our interests or the interests of our other shareholders.

The value of our Common Shares may be affected by matters not related to our own operating performance.

The value of our Common Shares may be affected by matters that are not related to our operating performance and which are outside of our control. These matters include the following:

•	general economic conditions in the United States, Turkey, Albania, Bulgaria and globally;

•	industry conditions, including fluctuations in the price of oil and natural gas;

•	governmental regulation of the oil and natural gas industry, including environmental regulation and regulation of fracture stimulation activities;

•	fluctuation in foreign exchange or interest rates;

•	liabilities inherent in oil and natural gas operations;

•	geological, technical, drilling and processing problems;

•	unanticipated operating events which can reduce production or cause production to be shut in or delayed;

•	failure to obtain industry partner and other third-party consents and approvals, when required;

•	stock market volatility and market valuations;

•	competition for, among other things, capital, acquisition of reserves, undeveloped land and skilled personnel;

•	the need to obtain required approvals from regulatory authorities;

•	worldwide supplies and prices of, and demand for, oil and natural gas;

•	political conditions and developments in each of the countries in which we operate;

•	political conditions in oil and natural gas producing regions;

•	revenue and operating results failing to meet expectations in any particular period;

•	investor perception of the oil and natural gas industry;

•	limited trading volume of our Common Shares;

•	announcements relating to our business or the business of our competitors;

•	the sale of assets;

•	our liquidity; and

•	our ability to raise additional funds.

In the past, companies that have experienced volatility in the trading price of their Common Shares have been the subject of securities class action litigation. We might become involved in securities class action litigation in the future. Such litigation often results in substantial costs and diversion of management’s attention and resources and could have a material adverse effect on our business, financial condition and results of operation.

U.S. shareholders who hold Common Shares during a period when we are classified as a passive foreign investment company may be subject to certain adverse U.S. federal income tax consequences.

Management believes that we are not currently a passive foreign investment company. However, we may have been a passive foreign investment company during one or more of our prior taxable years and could become a passive foreign investment company in the future. In general, classification of our company as a passive foreign investment company during a period when a U.S. shareholder holds Common Shares could result in certain adverse U.S. federal income tax consequences to such shareholder.

Certain U.S. shareholders who hold Common Shares during a period when we are classified as a controlled foreign corporation may be subject to certain adverse U.S. federal income tax rules.

Management believes that we currently are a controlled foreign corporation for U.S. federal income tax purposes and that we will continue to be so treated. Consequently, a U.S. shareholder that owns 10% or more of the total combined voting power of all classes of our shares entitled to vote on the last day of our taxable year may be subject to certain adverse U.S. federal income tax rules with respect to the shareholder’s investment in us.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements and the related notes thereto incorporated by reference in this prospectus. Because we did not have preferred stock outstanding during any such periods, our ratio of earnings to combined fixed charges and preferred dividends for any given period is equivalent to our ratio of earnings to fixed charges.

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	7.8x	—	1.0x	—	—
Deficiency of earnings to fixed charges (in thousands)	—	$16,093	—	$93,804	$36,862

For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income (loss) from continuing operations before income taxes plus fixed charges. “Fixed charges” includes interest expense, capitalized interest, amortization of discount and capitalized expenses related to indebtedness and the portion of rental expense that management believes is representative of the interest component of rental expense. The ratio of earnings to fixed charges presented in this prospectus may not be comparable to similarly titled measures presented by other companies, and may not be comparable to corresponding measures used in our various agreements, including the Senior Credit Facility.

PRICE RANGE OF OUR COMMON SHARES

Canada

Our Common Shares are traded in Canada on the Toronto Stock Exchange (the “TSX”) under the trading symbol “TNP”. The following table sets forth the quarterly high and low sales prices per Common Share in Canadian dollars on the TSX for the periods indicated. The high and low sales prices per Common Share for each quarterly period within the two most recent fiscal years indicated below have been adjusted to reflect our 1-for-10 reverse stock split effected March 6, 2014.

	High	Low
2014:
Fourth Quarter	$9.85	$6.00
Third Quarter	$13.29	$10.10
Second Quarter	$12.04	$8.62
First Quarter	$9.80	$7.80
2013:
Fourth Quarter	$10.00	$7.70
Third Quarter	$10.10	$6.10
Second Quarter	$9.40	$7.10
First Quarter	$10.70	$8.50

United States

Our Common Shares are traded in the United States on the NYSE MKT under the trading symbol “TAT”. The following table sets forth the high and low sales price per Common Share in U.S. Dollars on the NYSE MKT for the periods indicated. The high and low sales prices per Common Share for each quarterly period within the two most recent fiscal years indicated below have been adjusted to reflect our 1-for-10 reverse stock split effected March 6, 2014.

	High	Low
2014:
Fourth Quarter	$8.65	$5.15
Third Quarter	$12.48	$8.99
Second Quarter	$11.39	$7.89
First Quarter	$8.84	$7.00
2013:
Fourth Quarter	$11.00	$7.30
Third Quarter	$9.70	$7.10
Second Quarter	$9.10	$6.90
First Quarter	$10.40	$8.80

DIVIDEND POLICY

We have not declared any dividends to date on our Common Shares. We have no present intention of paying any cash dividends on our Common Shares in the foreseeable future, as we intend to use cash flow from operations to invest in our business.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Notes or the Common Shares offered by this prospectus. The selling securityholders will receive all proceeds from the sale of the Notes or the sale of the Common Shares offered by this prospectus.

DESCRIPTION OF THE NOTES

We issued the Notes under an Indenture (as such may be amended or supplemented from time to time, the “Indenture”) between us and U.S. Bank National Association, as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the heading “Certain Definitions.” In this description, the words “Company,” “we” and “our” refer only to TransAtlantic Petroleum Ltd. and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Indenture and the Notes. We urge you to read the Indenture and the Notes because they, not this description, define the rights of Holders of the Notes. You may request copies of these documents at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Notes

The Notes:

•	are unsecured senior obligations of the Company;

•	rank equal in right of payment with all existing and future senior indebtedness of the Company;

•	rank senior in right of payment to any future subordinated obligations of the Company; and

•	are effectively subordinated to any future secured indebtedness of the Company to the extent of the value of the collateral securing such indebtedness.

The Notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including the Senior Credit Facility, TBNG credit facility and Stream Sub’s indebtedness. None of our subsidiaries guarantee the Notes. See “Risk Factors—The Notes will not be guaranteed by our subsidiaries and, as a result, the Notes will be structurally subordinated to all liabilities of our subsidiaries,” “—Payment of principal and interest on the Notes will be effectively subordinated to certain future secured debt we may incur to the extent of the value of the assets securing such debt” and “—We are a holding company. We conduct virtually all of our operations through our foreign subsidiaries. Our ability to repay our debt depends upon the performance of these subsidiaries and their ability to make distributions to us. Our Senior Credit Facility and Term Loan Facility limits the ability of certain of our subsidiaries to make distributions to us.”

Principal, Maturity and Interest

The Notes will mature on July 1, 2017.

Interest on the Notes accrues at the rate of 13.0% per annum and is payable semiannually in arrears on January 1 and July 1 of each year, commencing on July 1, 2015. We will make each interest payment to the Holders of record of the Notes on the immediately preceding December 15 and June 15. We will pay interest in respect of overdue principal, and, to the extent permitted by law, overdue interest, at a rate per annum equal to the lesser of the Default Rate and the Maximum Rate.

Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid on the Note, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Issuable in Series

We are permitted to issue an unlimited aggregate principal amount of notes under the Indenture in one or more series. The Notes constitute one series of notes. Any future notes issued are referred to herein as “Additional Notes.” Any series of Additional Notes will be established pursuant to a Board Resolution and a supplemental indenture to the Indenture. All series of notes will be substantially identical except for (i) the title of the notes of the series (which shall distinguish the notes of the series from notes of any other series), (ii) the date of original issuance of the notes, (iii) the conversion price of the notes, and (iv) such other terms as may be specified in the supplemental indenture relating to the creation of such series (which terms shall not be inconsistent with the provisions of the Indenture, except as permitted by the terms and provisions under the heading “Amendments and Waiver”). Additional Notes will have the same redemption provisions, interest rate and maturity date as the Notes. Additional Notes may be issued with accrued interest. All notes issued under the Indenture shall vote as a single class with respect to all directions, waivers and consents under the Indenture and the Notes.

All notes of any one series shall be substantially identical except as to denomination. All notes of any one series need not be issued at the same time and after issuance of notes of such series, such series may be reopened for issuances of additional notes of that series.

Optional Redemption

The Notes may not be redeemed at the election of the Company prior to July 1, 2015.

On and after July 1, 2015, and from time to time, without premium or penalty other than as specified in the table below, the Company may on any one or more occasions redeem all or a portion of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices specified below (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the six-month period beginning on:

Period	Redemption Price
July 1, 2015	107.5%
January 1, 2016	105.0%
July 1, 2016	102.5%
January 1, 2017	100.0%

Selection and Notice of Redemption

If we are redeeming less than all of the Notes at any time, the Trustee will select the Notes to be redeemed on a pro-rata basis to the extent practicable and, if applicable, in accordance with the applicable rules and procedures of the Depository. The Trustee will make the selection from outstanding Notes not previously called for redemption. Provisions of the Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee will notify the Company promptly of the Notes or portions of Notes to be redeemed.

We will cause notices of redemption to be sent at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption will not impair or affect the validity of the redemption of any other Note redeemed in accordance with the provisions of the Indenture. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with an office or agency where Notes may be presented for payment (the “Paying Agent”) on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption; provided that notice of any redemption in connection with any securities offering or any other financing, or in connection with a transaction (or a series of related transactions) that constitute a Fundamental Change, may, at our discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including completion of the related securities offering, financing or Fundamental Change.

In the event of a redemption, Holders will have the right to convert their Notes into conversion shares prior to the redemption date. See “Conversion.”

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the headings “Fundamental Change Repurchase” and “Asset Sale Repurchase.” We may, at any time and from time to time, purchase Notes in the open market or otherwise.

Ranking

Senior Indebtedness Versus Notes

The indebtedness evidenced by the Notes will be unsecured and will rank pari passu in right of payment with the senior indebtedness of the Company.

Structural Subordination

The Notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries. None of our subsidiaries will guarantee the Notes.

Conversion

The Holder shall have the right, at any time after July 1, 2015 and from time to time at such Holder’s option, to convert, subject to the terms and provisions of this heading “Conversion,” any or all of the principal of any Note into fully paid and nonassessable conversion shares at the applicable Conversion Price. Prior to or contemporaneously with the conversion of any of the principal of a Note, all accrued but unpaid interest on the principal amount being converted will be paid in cash. The Notes may not be converted into Common Shares on the Maturity Date or a redemption date.

Prior to the issuance of conversion shares, the Holders will not be entitled to any rights of a shareholder with respect to the Common Shares, including the right to vote such Common Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and the Holders will not be entitled to any notice or other communication concerning the business or affairs of the Company except as contractually agreed to by the Company.

The Company covenants that it will at all times reserve and keep available out of its authorized but unissued Common Shares, free from preemptive rights, solely for the purpose of issue upon conversion of the Notes as provided herein, such number of Common Shares as will then be issuable upon the conversion of all principal of the Notes. The Company covenants that all conversion shares which shall be so issuable will, when issued, be duly and validly issued and fully paid and nonassessable.

Conversion Procedures

Before any Holder will be entitled to convert a Note as set forth above, such Holder will (i) in the case of a Global Note, comply with the applicable procedures of the Depository in effect at that time, including the delivery of any applicable instruction form for conversion pursuant to the Depository’s conversion program and (ii) in the case of a certificated Note (1) complete, manually sign and deliver an irrevocable notice to the Trustee as set forth in the Form of Notice of Conversion attached to the Form of Note (or a facsimile thereof) (a “Notice of Conversion”) at the corporate trust office of the Trustee and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any conversion shares to be delivered, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the corporate trust office of the Trustee and (3) if required, furnish appropriate endorsements and transfer documents. The Trustee will notify the Company of any conversion pursuant to this paragraph.

Following surrender for conversion, the converted Notes will be cancelled and, if appropriate, a new Note reflecting the amount of the unconverted principal will be issued to such Holder.

No Holder may surrender Notes for conversion if such Holder has also delivered a Fundamental Change Purchase Notice to the Company in respect of such Notes and not validly withdrawn such Fundamental Change Purchase Notice in accordance with the terms and provisions of the heading “Fundamental Change Repurchase.”

If more than one Note shall be surrendered for conversion at one time by the same Holder, the amount of conversion shares with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

Upon the conversion of an interest in a Global Note, the Trustee will cause such Global Note (or related book entries) to be adjusted to reflect the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any agent other than the Trustee.

A Note will be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in the first paragraph of this heading “Conversion Procedures.” As promptly as practicable after the Conversion Date, we will deliver or cause to be delivered to such Holder a certificate for the conversion shares issuable in connection with such conversion. To the extent permitted by law, the rights of such Holder will, to the extent of principal converted, cease with respect to such principal as of the Conversion Date, and the Person entitled to receive the conversion share certificate deliverable upon such conversion will be treated for all purposes as having become the record holder of such conversion shares at such time.

Instead of any fractional conversion share that would otherwise be issuable upon conversion of a Note, the Company may pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Conversion Price.

Adjustment of Conversion Price

The Conversion Price, and consequently the number of Common Shares into which each Note is convertible, will be subject to adjustment as follows:

(a) Stock Dividends, Subdivisions and Combinations. If at any time the Company shall:

(i) take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend payable in, or other distribution of, Common Shares;

(ii) subdivide its outstanding Common Shares into a larger number of Common Shares; or

(iii) combine its outstanding Common Shares into a smaller number of Common Shares;

then in each such case the Conversion Price in effect immediately prior thereto will be adjusted so that the Holder of a Note upon conversion will be entitled to receive the number of Common Shares that the Holder would have owned or have been entitled to receive after the happening of any of the events described above had such Note been converted immediately prior to the happening of such event.

(b) Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with and into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Shares of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Shares of the Company, then the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the Holder will have the right thereafter to receive, upon conversion of a Note, solely the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets, by a holder of the number of Common Shares for which such Note would have been convertible immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, such provisions will include the express assumption by the successor or acquiring corporation (if other than the Company) of the due and punctual observance and performance of each and every covenant and condition of the Notes to be performed and observed by the Company and all the obligations and liabilities under the Indenture, subject to such modifications as may be deemed appropriate (as determined by resolution of the board of directors of the Company) in order to provide for adjustments of Common Shares for which the Notes are convertible which shall be as nearly equivalent as practicable to the adjustments provided for in this heading “Conversion.” For purposes of this paragraph, “common stock of the successor or acquiring corporation” will include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this paragraph will similarly apply to successive reorganizations, reclassifications, mergers, consolidations or dispositions of assets.

(c) When Adjustment Not Required. If the Company shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or distribution and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment will be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

Whenever the Conversion Price shall be adjusted, the Company will forthwith prepare a certificate to be executed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the board of directors of the Company determined the fair value of any Other Property), specifying the Conversion Price and (if applicable) describing the number and kind of any other shares of stock or Other Property into which the Notes may be converted, and any change in the purchase price or prices thereof, after giving effect to such adjustment or change. The Company will promptly cause a signed copy of such certificate to be delivered to the Trustee. The Company will keep at its chief executive office copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective purchaser of a Note designated by a Holder.

Fundamental Change Repurchase

If any of the following events (each a “Fundamental Change”) occurs at any time prior to the Maturity Date, each Holder shall have the right, at such Holder’s option, to require the Company to purchase for cash on the Fundamental Change Purchase Date (subject to postponement to comply with applicable law) any or all of such Holder’s Notes:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than a Permitted Holder, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity;

(b) the consummation of (A) any recapitalization, reclassification or change of the Common Shares (other than changes resulting from a subdivision or combination) as a result of which the Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Shares will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any Person other than the Company or one of the Company’s subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Company’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change;

(c) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(d) the Common Shares cease to be listed or quoted on any Recognized Exchange;

provided, however, that a transaction or transactions shall not constitute a Fundamental Change if at least 90% of the consideration received or to be received by the common shareholders of the Company, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any Recognized Exchange or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions the Notes become convertible into such consideration, excluding cash payments for fractional shares.

The price that we will be required to pay (the “Fundamental Change Purchase Price”) will be equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date unless the Fundamental Change Purchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company will instead pay the full amount of accrued and unpaid interest to the Holder of record on such Regular Record Date, and the Fundamental Change Purchase Price shall be equal to 100% of the principal amount of Notes to be purchased pursuant to this heading “Fundamental Change Repurchase.” The “Fundamental Change Purchase Date” shall be a date specified by the Company that is not less than 20 calendar days or more than 35 calendar days following the date of the Fundamental Change Company Notice as described below.

On or before the 20th calendar day after the occurrence of a Fundamental Change, the Company will provide to all Holders and the Trustee and the Paying Agent (in the case of a Paying Agent other than the Trustee) a notice (the “Fundamental Change Company Notice”) of the occurrence of the Fundamental Change and of the purchase right at the option of the Holders arising as a result thereof. Each Fundamental Change Company Notice will specify:

(a) the events causing the Fundamental Change;

(b) the date of the Fundamental Change;

(c) the last date on which a Holder may exercise the right described under this heading “Fundamental Change Repurchase”;

(d) the Fundamental Change Purchase Price;

(e) the Fundamental Change Purchase Date;

(f) the name and address of the Paying Agent;

(g) the Conversion Price and any adjustments to the Conversion Price; and

(h) the procedures, as determined by the Company, that Holders must follow to require the Company to purchase their Notes.

No failure of the Company to give the foregoing notices and no defect therein will limit the repurchase rights of the Holders or affect the validity of the proceedings for the repurchase of the Notes subject to the terms and provisions of this heading “Fundamental Change Repurchase.”

Repurchases of Notes under this heading “Fundamental Change Repurchase” will be made, at the option of the Holders thereof, upon: (i) delivery to the Paying Agent by a Holder of a duly completed notice (the “Fundamental Change Purchase Notice”), with an appropriate form duly completed, to the Company at the address specified in the Fundamental Change Company Notice, in each case on or before the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date (subject to extension to comply with applicable law); and (ii) delivery of the Notes, either (A) in compliance with the procedures of the Depository or (B) by surrendering such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the corporate trust office of the Trustee, and, if required, delivery of appropriate endorsements and transfer documents. In each case, such delivery will be a condition to receipt by the Holder of the Fundamental Change Purchase Price therefor.

The Fundamental Change Purchase Notice in respect of any Notes to be repurchased will state: (i) the portion of the principal amount of the Notes to be purchased and (ii) that the Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and the Indenture.

A Fundamental Change Purchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the corporate trust office of the Paying Agent in accordance with the terms and provisions of this heading “Fundamental Change Repurchase” at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date, specifying (i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted and (ii) the principal amount, if any, of such Note that remains subject to the original Fundamental Change Purchase Notice.

On the Fundamental Change Purchase Date, all Notes purchased by the Company pursuant to this heading will be delivered by the Company to the Trustee for cancellation, and the Company will pay the Fundamental Change Purchase Price to the Holders entitled thereto.

Notwithstanding anything to the contrary under this heading “Fundamental Change Repurchase,” we will not be required to make an offer to purchase the Notes upon a Fundamental Change pursuant to this heading if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer by the Company pursuant to this heading “Fundamental Change Repurchase,” and such third party purchases all Notes surrendered and not validly withdrawn under its offer or if notice of redemption has been given pursuant to the terms of the Notes.

We will file a Schedule TO or any other required schedule under the Exchange Act or comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable in connection with the repurchase of Notes as a result of a Fundamental Change. To the extent that the provisions of any securities laws or regulations conflict with provisions of this heading “Fundamental Change Repurchase,” the Company shall comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations under this heading “Fundamental Change Repurchase” by virtue of its compliance with such securities laws or regulations.

The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written notice of withdrawal thereof.

The Fundamental Change repurchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Fundamental Change repurchase feature is a result of negotiations between the Company and the holders of the Notes. We have no present intention to engage in a transaction involving a Fundamental Change, although it is possible that we could decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Fundamental Change under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional secured indebtedness are contained in the covenant described under “Certain Covenants—Limitation on Liens.” Such restriction is subject to exceptions and can be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding.

The definition of “Fundamental Change” includes the phrase “all or substantially all.” Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the consolidated assets or properties of the Company. As a result, it may be unclear as to whether a Fundamental Change has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

Asset Sale Repurchase

If an Asset Sale Repurchase Event occurs at any time prior to the Maturity Date, within 20 days following any Asset Sale Repurchase Event, the Company will send a notice to the Trustee and Holders describing the transaction or transactions that constitute the Asset Sale Repurchase Event and offering to repurchase some or all of the principal amount of the Notes on the Asset Sale Purchase Date (the “Asset Sale Company Notice”) upon the terms and conditions specified in this heading “Asset Sale Repurchase.”

At the Company’s request, the Trustee will give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Asset Sale Company Notice will be prepared by the Company.

Such notice will be by mail to the Trustee, to the Paying Agent and to each Holder at its address shown in the Registrar’s books or, in the case of Global Notes, in accordance with applicable procedures. Contemporaneously with providing such notice, the Company will publish a notice containing the information set forth in the Asset Sale Company Notice in a newspaper of general circulation in The City of New York or publish such information on the Company’s website or through such other public medium as the Company may use at that time.

No failure of the Company to give the foregoing notices and no defect therein will limit the repurchase rights of the Holders or affect the validity of the proceedings for the repurchase of the Notes pursuant to this heading.

The price (per $1,000 principal amount of Notes) that the Company will be required to pay will be equal to the price which the Company would be required to pay in an optional redemption on the Asset Sale Purchase Date pursuant to the provisions of the heading “Optional Redemption,” plus accrued and unpaid interest to, but excluding, the Asset Sale Purchase Date. If an Asset Sale Purchase Date occurs prior to July 1, 2015, we will pay a price equal to the price that the Company would be required to pay upon an optional redemption on July 1, 2015, plus accrued and unpaid interest to, but excluding, the Asset Sale Purchase Date. The “Asset Sale Purchase Date” shall be a date specified by the Company that is not less than 20 calendar days or more than 35 calendar days following the date of the Asset Sale Company Notice.

In no event shall the Company be required to repurchase Notes having an aggregate repurchase price (calculated as specified in the preceding paragraph) greater than the Asset Sale Repurchase Cap. If the aggregate repurchase price (principal plus premium, if any) of Notes requested to be repurchased by Holders in the Asset Sale Repurchase Event offer exceeds the Asset Sale Repurchase Cap, then the Company will repurchase the Notes on a pro-rata basis utilizing (but not exceeding) the Asset Sale Repurchase Cap.

Repurchases of Notes under this heading will be made, at the option of the Holders thereof, upon: (i) delivery to the Paying Agent by a Holder of a duly completed notice (the “Asset Sale Purchase Notice”), with an appropriate form duly completed, to the Company at the address specified in the Asset Sale Company Notice, in each case on or before the close of business on the Business Day immediately preceding the Asset Sale Purchase Date (subject to extension to comply with applicable law); and (ii) delivery of the Notes, either (A) in compliance with the procedures of the Depository or (B) by surrendering such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the corporate trust office of the Trustee, and, if required, delivery of appropriate endorsements and transfer documents. In each case, such delivery shall be a condition to receipt by the Holder of the repurchase price therefor.

The Asset Sale Purchase Notice in respect of any Notes to be repurchased will state: (i) the portion of the principal amount of the Notes to be purchased and (ii) that the Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and the Indenture.

An Asset Sale Purchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the corporate trust office of the Paying Agent in accordance with this paragraph at any time prior to the close of business on the Business Day immediately preceding the Asset Sale Purchase Date, specifying (i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted and (ii) the principal amount, if any, of such Note that remains subject to the original Asset Sale Purchase Notice.

On the Asset Sale Purchase Date, all Notes purchased by the Company pursuant to this heading will be delivered by the Company to the Trustee for cancellation, and the Company will pay the Asset Sale Purchase Price to the Holders entitled thereto.

Notwithstanding anything to the contrary under this heading “Asset Sale Repurchase,” we will not be required to make an offer to purchase the Notes upon an Asset Sale Repurchase Event pursuant to this heading if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer by the Company pursuant to this heading “Asset Sale Repurchase,” and such third party purchases all Notes surrendered and not validly withdrawn under its offer or if notice of redemption has been given pursuant to the terms for such redemption described in the Notes.

We will file a Schedule TO or any other required schedule under the Exchange Act or comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable in connection with the repurchase of Notes as a result of an Asset Sale Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of this heading “Asset Sale Repurchase,” the Company shall comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations under this heading “Asset Sale Repurchase” by virtue of its compliance with such securities laws or regulations.

The Paying Agent will promptly notify the Company of the receipt by it of any Asset Sale Purchase Notice or written notice of withdrawal thereof.

Certain Covenants

The Indenture contains the following covenants, among others:

Limitation on Liens

The Company will not incur or permit to exist any Lien of any nature whatsoever on any of its properties, whether owned as of the Issue Date or thereafter acquired, securing Funded Debt, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or, at the Company’s election, prior to) such Funded Debt for so long as such Funded Debt is so secured. Any Lien created securing the Notes pursuant to the preceding sentence will be automatically and unconditionally released and discharged upon (i) the release and discharge of all Liens securing Funded Debt to which it relates or (ii) any sale or transfer of the property secured by such Lien.

Reporting Requirements

The Company will furnish to the Trustee the following:

(a) Within 10 days after obtaining knowledge of the occurrence of any Event of Default, a statement of an appropriate officer of the Company setting forth the details of such Event of Default and the action that the Company has taken or proposes to take with respect thereto.

(b) As soon as available, a copy of the annual audit report for each fiscal year for the Company, including therein the balance sheet of the Company as of the end of such fiscal year and related statements of income, shareholders’ equity and cash flows for such fiscal year.

(c) Notification in writing within 10 days after learning thereof, of any litigation against the Company or its subsidiaries involving an amount in controversy exceeding $10.0 million, whether or not the claim is considered by the Company to be covered by insurance.

(d) Within 120 days after the end of each fiscal year of the Company, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto. Such Officers’ Certificate shall comply with Trust Indenture Act § 314(a)(4).

The Company will be deemed to have furnished the reports required pursuant to paragraph (b) above if it has filed such reports with the SEC using the EDGAR (or any successor) filing system and such reports are publicly available through such filing system.

Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such reports, information and documents will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants described under the Indenture (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

Defaults

Each of the following is an “Event of Default”:

(a) the Company defaults in the payment of principal of or interest on any Note when the same becomes due and payable (including any failure to repurchase Notes pursuant to the covenants described under the headings “Fundamental Change Repurchase” or “Asset Sale Repurchase” at the time required thereunder) and such default continues for 15 days after the Company has received written notice thereof;

(b) the Company fails to observe or perform any other covenant or agreement contained in the Indenture and such default continues for 30 days after the Company has received written notice thereof;

(c) the Company fails to make any payment of principal of or interest on any indebtedness for money borrowed when due after giving effect to any applicable grace periods (whether due by acceleration or otherwise) and the aggregate amount of all such past-due indebtedness (including indebtedness accelerated pursuant to the terms thereof) shall be equal to or greater than $10.0 million; or

(d) the Company (i) commences a voluntary case concerning itself under any Bankruptcy Law now or hereafter in effect, or any successor thereof; (ii) is the object of an involuntary case under any Bankruptcy Law; or (iii) commences any Distribution Event or is the object of an involuntary Distribution Event.

A Default under clause (b) above shall not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied, and state that such notice is a “Notice of Default.”

If an Event of Default specified in clause (a), (b) or (c) above occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in clause (d) above occurs and is continuing, the principal of and interest on the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes.

The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (c) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the payment default triggering such Event of Default pursuant to clause (c) above shall be remedied or cured by the Company or waived by the holders of the relevant indebtedness within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

The Holders of a majority in principal amount of the Notes by notice to the Trustee may waive an existing Default and its consequences but may not waive certain Defaults and their consequences, including a Default in the payment of the principal of or interest on a Note.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security reasonable satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Notwithstanding any other provisions herein, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

The holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must send to each holder of the Notes notice of the Default within 90 days after it becomes known to it. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is not opposed to the interests of the holders of the Notes.

Amendments and Waivers

Without Consent of Holders

Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto or amendments to the Indenture, in form satisfactory to the Trustee, for any of the following purposes:

(a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes, as the case may be;

(b) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

(c) to add any additional Events of Default for the benefit of the Holders;

(d) to establish the form or terms of all or any notes of any series as permitted by the terms of the heading “Issuable in Series”;

(e) to add to or change any of the provisions of the Indenture in order to permit or facilitate the issuance, payment or conversion of the Notes;

(f) to conform the text of the Indenture or the Notes to any provision of this “Description of the Notes” to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture or the Notes;

(g) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other changes with respect to matters or questions arising under the Indenture, provided that such action pursuant to this subsection (g) shall not adversely affect the interests of the Holders of Notes in any material respect;

(h) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(i) to add guarantees with respect to the Notes, or to secure the Notes;

(j) to comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(k) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The Trustee will be authorized under the Indenture to join with the Company in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.

After an amendment under this heading “Amendments and Waiver—Without Consent of Holders” becomes effective, the Company will send to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of any such amendment.

With Consent of Holders

With the consent of the Holders of a majority in principal amount (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) of the outstanding Notes, by action of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto or amendments to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Notes under the Indenture; provided, however, that no such supplemental indenture or amendment shall, without the consent of the Holder of each outstanding Note affected thereby (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes),

(a) change the stated maturity of the principal of, or any installment of principal of or interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of a Note which would be due and payable upon a declaration of acceleration thereof pursuant to the terms of the heading “Defaults,” or increase the Conversion Price, or permit the Company to redeem or convert any Note if, absent such supplemental indenture, the Company would not be permitted to do so, or change any place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption or repurchase, on or after the redemption date, Fundamental Change Purchase Date or Asset Sale Purchase Date, as applicable), or make any changes in the ranking or priority of any Note that would adversely affect the Holders,

(b) impair such Holder’s right to require repurchase or conversion of such Note on the terms provided in the Indenture after the occurrence of an Asset Sale Repurchase Event or Fundamental Change, as applicable,

(c) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in this “Description of the Notes,” or

(d) modify any of the provisions described under this heading “Amendments and Waiver” and certain other provisions relating to Holders’ rights pursuant to a Default except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

It shall not be necessary for any action of Holders under this heading “Amendments and Waiver—With Consent of Holders” to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such action shall approve the substance thereof. A consent to any indenture supplemental hereto by or on behalf of any Holder of Notes given in connection with a purchase of, or tender or exchange offer for, such Holder’s Notes will not be rendered invalid by such purchase, tender or exchange.

After a supplemental indenture under this heading “Amendments and Waiver—With Consent of Holders” becomes effective, the Company shall send to Holders a notice briefly describing such supplemental indenture. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of a supplemental indenture under this heading “Amendments and Waiver—With Consent of Holders.”

Upon the execution of any supplemental indenture pursuant to the terms and provisions of this heading “Amendments and Waiver,” the Indenture will be modified in accordance therewith, and such supplemental indenture will form a part of the Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder will be bound thereby.

Conversion Shares

The issuance of conversion shares will be made without charge to the Holder or for any tax in respect of the issuance of such shares, and such shares shall be issued in the respective names of, or in such names as may be directed by, the Holder; provided, however, that we will not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such shares in a name other than that of the Holder, and we will not be required to issue or deliver shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to our satisfaction that such tax has been paid.

Satisfaction and Discharge

When (i) we deliver to the Trustee all outstanding Notes for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity, on a redemption date as a result of the sending of a notice of redemption pursuant to “Optional Redemption” hereof, or on a repurchase date pursuant to “Fundamental Change Repurchase” or “Asset Sale Repurchase,” or upon conversion of all Notes pursuant to “Conversion” hereof, and, in the case of clause (ii), the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption or repurchase all outstanding Notes, or, in order to satisfy the Company’s conversion obligations pursuant to “Conversion” hereof, a combination of funds and Common Shares sufficient to pay all outstanding Notes and satisfy all outstanding conversion obligations pursuant to “Conversion” hereof, including, in each case, interest thereon to maturity, such redemption date, repurchase date or such Conversion, and if in any case the Company pays all other sums payable by the Company under the Indenture, then the Indenture shall, subject to certain exceptions, be satisfied and discharged and shall cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a Paying Agent and an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) in respect of the Notes.

In addition, at any time we may terminate our obligations under “Change of Control” and under the covenants described under “Certain Covenants” and the operation of clauses (b), (c) and (d) described under “Defaults” (“covenant defeasance”).

If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (b), (c), or (d) under “Defaults” above.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, or a combination of Common Shares and money or U.S. Government Obligations for the satisfaction of all outstanding conversion obligations pursuant to “Conversion” hereof, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture. We have appointed U.S. Bank National Association as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, if it acquires any conflicting interest, as provided in the Trust Indenture Act, it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign. To the extent permitted by the Trust Indenture Act, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under the Indenture with respect to notes of more than one series.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Global Note, Book-Entry Form

The Notes were issued in physical form to accredited investors and in book-entry form to qualified institutional buyers. We have deposited global notes with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds.

Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay interest, if any, on, and the redemption price and the repurchase price of, a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction. DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

We will issue notes in definitive certificate form if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	an event of default shall have occurred and the maturity of the notes shall have been accelerated in accordance with the terms of the notes and any holder shall have requested in writing the issuance of definitive certificated notes; or

•	we have determined that notes (in whole or in part) shall not be represented by global notes.

Governing Law

The Indenture and Notes are governed by, and construed in accordance with, the laws of the State of New York.

Consent to Jurisdiction and Service of Process

The Company has appointed CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the Indenture and the Notes brought in any U.S. federal or New York state court located in the City of New York and submits to such non-exclusive jurisdiction.

Enforceability of Judgments

Since substantially all of the assets of the Company are outside the United States, any judgment obtained in the United States against the Company may not be collectable within the United States.

Certain Definitions

“Asset Sale Repurchase Cap” means an amount equal to (i) the net cash proceeds of an Asset Sale Repurchase Event, minus (ii) $40.0 million.

“Asset Sale Repurchase Event” means the consummation of any sale, lease or other transfer in one transaction or a series of transactions of Hydrocarbon Interests of the Company or any subsidiary for cash consideration of $50.0 million or more (including by means of the sale of all the capital stock of a subsidiary or by means of a merger, consolidation or similar transaction); provided, however, that a transaction or series of related transactions shall not constitute an Asset Sale Repurchase Event if the Company or any subsidiary retains a Meaningful Economic Interest in the Hydrocarbon Interests. For the avoidance of doubt, the sale of oil and natural gas production or the sublease of Hydrocarbon Interests shall not constitute an Asset Sale Repurchase Event.

“Bankruptcy Law” means Title 11, United States Code or any similar Bermuda or United States federal or state law for the relief of debtors.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee. Where any provision refers to action to be taken pursuant to a Board Resolution (including the establishment of any series of the Notes and the forms and terms thereof), such action may be taken by any officer or employee of the Company authorized to take such action by the Board of Directors as evidenced by a Board Resolution.

“Business Day” means any day that is not a Saturday or Sunday or (i) in respect of the terms and conditions under the heading “Conversion” a day on which any Recognized Exchange on which the Company’s Common Shares are then listed or quoted, if any (as set forth in the most recent Officers’ Certificate delivered to the Trustee by the Company notifying the Trustee that the Company’s Common Shares are listed on a particular Recognized Exchange) is required or permitted to be closed, or (ii) in all other cases, a day on which banks are required or permitted to be closed in Dallas, Texas.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the Common Shares, par value $0.10 per share, of the Company.

“Conversion Price” means $6.80 per Common Share, as adjusted if and as appropriate pursuant to the adjustment mechanics described under “Conversion.”

“conversion shares” means fully paid and nonassessable Common Shares issued at the Conversion Price upon conversion of the outstanding principal of a Note.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Default Rate” means 15.0% per annum.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Distribution Event” means any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding (whether voluntary or involuntary) relating to the Company or its property, or any proceeding for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar United States federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Funded Debt” means funded indebtedness for money borrowed of the Company that by its terms will mature or will have mandatory principal repayments in cash (excluding contingent repayments arising due to asset sales, excess cash flow, change of control, equity issuances or similar events) on or prior to the Maturity Date. For the avoidance of doubt, Funded Debt does not include capital lease obligations, purchase money obligations and other obligations representing the unpaid purchase price of goods or services, hedging or swap obligations, obligations in respect of surety or performance bonds or letters of credit, contingent obligations, and obligations pursuant to operating agreements, production sharing agreements, mineral leases, royalty interests, working interests, agreements for the purchase, sale, transportation or exchange of hydrocarbons, processing agreements, joint venture agreements and other contracts customarily used in the conduct of the oil and gas business.

“Global Note” means a note that evidences all or part of the Notes and bears a global security legend.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Hydrocarbon Interests” means oil and natural gas fee mineral interests, leases, licenses, working interests, and concessions.

“Interest Payment Date” means each January 1 and July 1 of each year commencing on July 1, 2015.

“Issue Date” means February 20, 2015.

“Legal Holiday” means a day that is not a Business Day.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Maturity Date” means July 1, 2017.

“Maximum Rate” means the maximum nonusurious interest rate permitted under applicable law.

“Meaningful Economic Interest” means a direct or indirect economic interest in Hydrocarbon Interests as (i) an owner, (ii) a member of a joint venture or other equity owner of a corporation, partnership, limited liability company or other entity, or (iii) a working interest owner, so long as such owner’s working interest immediately following the transaction or series of transactions that would have otherwise constituted the Asset Sale Repurchase Event is at least 50% of the owner’s working interest in such Hydrocarbon Interests immediately prior to the transaction or series of transactions that would have otherwise constituted the Asset Sale Repurchase Event.

“merger” includes any consolidation, amalgamation or arrangement under a plan or agreement of arrangement that generally has the same effect as a transaction that could have been effected as a merger under Delaware law if Delaware law had been applicable.

“Notes” means the Company’s 13.0% Convertible Notes due 2017.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Holders” means N. Malone Mitchell, 3rd and any other Person that, directly or indirectly, is controlled by him.

“Permitted Liens” means (a) Liens on property securing Funded Debt that exist at the time the Company acquires the property, including any acquisition by means of a merger or consolidation of a Person with or into the Company, but only if at the time of such acquisition such Liens do not secure Funded Debt in an aggregate principal amount in excess of the fair market value of the property so acquired and (b) Liens to secure any refinancing (or successive refinancings) as a whole, or in part, of Funded Debt secured by any Permitted Lien, but only if the principal amount of Funded Debt secured by such Lien at such time is not increased by an amount greater than the amount necessary to pay accrued but unpaid interest and any fees and expenses, including premiums, related to such refinancing.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Recognized Exchange” means the Toronto Stock Exchange, the NYSE MKT, the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or any other stock exchange of similar reputation (or any of their respective successors).

“Regular Record Date” means the December 15 and June 15 immediately preceding each Interest Payment Date.

“SEC” means the U.S. Securities and Exchange Commission or any successor to the rights and duties thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Trustee” means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

DESCRIPTION OF CAPITAL STOCK

Shares Generally

Pursuant to our Altered Memorandum of Continuance (the “Memorandum of Continuance”) and our Amended Bye-Laws (the “Bye-Laws”), we are authorized to issue 100,000,000 Common Shares of par value $0.10 each and 100,000,000 undesignated shares of par value $0.01 each. The Bye-Laws permit our board of directors to authorize us to repurchase our shares whether for cancellation or to be held as treasury shares, provided we are, after the repurchase, able to pay our liabilities as they become due. The Bye-Laws permit us to issue redeemable shares.

Common Shares

Holders of our Common Shares are entitled to one vote per share on all matters submitted to a vote of the shareholders. The Bye-Laws do not provide for cumulative voting. Any action to be taken by the shareholders at any meeting at which a quorum is in attendance is decided by the affirmative vote of a majority of the votes cast at such meeting, except as otherwise set forth in the Bye-Laws or the Companies Act 1981 of Bermuda.

An amendment of certain specified provisions of the Bye-Laws requires an affirmative vote of at least 80% of the issued and outstanding Common Shares entitled to vote, and any alteration or abrogation of any rights attached to any class of shares requires (i) consent in writing of 100% of the issued shares of that class or (ii) the approval of the holders of not less than 75% of the issued shares of that class. In addition, the following actions requires an affirmative vote of no less than two-thirds of the votes cast: amalgamations, sale, lease or exchange of substantially all of our assets, voluntary winding up or continuance to a foreign jurisdiction. There are no limitations imposed by Bermuda law or the Bye-Laws on the right of shareholders who are not Bermuda residents to hold or vote their Common Shares. Holders of our Common Shares do not have any pre-emptive rights.

Under the Bye-Laws and Bermuda law, our board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that we are, or after the payment would be, unable to pay our liabilities as they become due or that the realizable value of our assets would thereby be less than the aggregate of our liabilities and issued share capital and share premium accounts. Each Common Share is entitled to dividends only if, as and when dividends are declared by our board of directors. The payment of future dividends, if any, is determined by our board of directors.

In the event of our liquidation, dissolution or winding up, holders of Common Shares are entitled to share rateably in proportion to their shareholding in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Undesignated Shares

The Memorandum of Continuance and the Bye-Laws authorize the issuance of 100,000,000 undesignated shares. The undesignated shares may be issued with such preferred, qualified or other special rights, privileges and conditions and subject to such restrictions, as the board of directors may determine, in one or more series. The issuance of shares with voting rights, conversion rights or preferential rights could adversely affect the voting power of our holders of Common Shares and could have the effect of delaying or preventing a change of control. Preferred shares could have preferences over Common Shares with respect to liquidation rights or dividends.

Anti-Takeover Provisions

The broad discretion given to our board of directors to designate and issue shares from our undesignated shares could be deemed to have an anti-takeover affect, as could the super-majority requirements for certain shareholder votes as described above.

Director and Officer Indemnity

The Bye-Laws require us to indemnify our officers and directors against all liabilities, loss, damage or expense incurred or suffered by such person in such capacity or by reason of any act done, conceived or omitted in the conduct of our business or in the discharge of such person’s duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to Bermuda law. Bermuda law permits us to indemnify directors and officers against liability attaching to them arising from their duties, but such indemnification may not extend to acts of fraud or dishonesty. The Bye-Laws require us to advance funds to directors or officers for their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved, and only if such advance is specifically authorized in accordance with Bye-Law 44.6. The Bye-Laws permit the purchase of indemnity insurance.

Foreign Exchange Control Regulations

We have been designated as a non-resident for Bermuda exchange control purposes by the Bermuda Monetary Authority. Because of this designation, there are no restrictions on our ability to transfer funds in and out of Bermuda.

The transfer of shares between persons regarded as resident outside Bermuda for exchange control purposes and the sale of our Common Shares to or by such persons may take place without specific consent under the Exchange Control Act 1972. Issuances and transfers of shares involving any person regarded as resident in Bermuda for exchange control purposes require specific approval under the Exchange Control Act 1972.

As an “exempted company,” we are exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermuda residents, but as an exempted company, we may not participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that required for our business and held by way of lease or tenancy for terms of not more than 50 years) without the express authorization of the Bermuda legislature, (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance, (3) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities or (4) the carrying on of business of any kind in Bermuda, except in furtherance of our business carried on outside Bermuda.

Bermuda Tax Considerations

The following describes a summary of some of the material tax consequences of an investment in our Common Shares under Bermuda laws. Each prospective investor should consult its own tax advisors regarding tax consequences of an investment in our Common Shares.

In Bermuda there are no taxes on profits, income or dividends, nor is there any capital gains tax, estate duty or death duty. Profits can be accumulated and it is not obligatory for a company to pay dividends. In addition, stamp duty is not chargeable to any shareholder in respect of the incorporation, registration or licensing of an exempted company, nor, subject to certain minor exceptions, on their transactions. No reciprocal tax treaty affecting us exists between Bermuda and the United States.

The Bermuda government has enacted legislation under which the Minister of Finance is authorized to give a tax assurance to an exempted company or a partnership that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income or computed on any capital asset, gain or appreciation, then the imposition of any such tax shall not be applicable to such entities or any of their operations. In addition, there may be included an assurance that any such tax or any tax in the nature of estate duty or inheritance tax, shall not be applicable to the share, debentures or other obligations of such entities.

We received an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, as amended, that in the event that Bermuda enacts any legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, we and any of our operations or our shares, debentures or other obligations shall be exempt from the imposition of such tax until March 31, 2035, provided that such exemption shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act, 1967 or otherwise payable in relation to land in Bermuda leased to us.

Registrar and Transfer Agent

The registrar and transfer agent for our Common Shares is Computershare Investor Services Inc., 530-8th Avenue SW, 6th Floor, Calgary AB, T2P 3S8.

SELLING SECURITYHOLDERS

The Notes were issued to the selling securityholders in a private placement on February 20, 2015.

The table below sets forth information with respect to the selling securityholders, the principal amount of the Notes and the number of Common Shares into which the Notes are convertible that are beneficially owned by each selling securityholder and that may be offered for sale pursuant to this prospectus.

Except as described herein or under the heading “Certain Relationships and Related Transactions” in the Definitive Proxy Statement on Schedule 14A incorporated by reference herein, none of the selling stockholders identified below nor any of their respective affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or had any other material relationship with us during the past three years.

We have prepared the table based on information given to us by, or on behalf of, the selling securityholders on or before April 10, 2015. In preparing the table, we have assumed that the selling securityholders will sell all of those Notes or Common Shares offered pursuant to this prospectus.

Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Name of Selling Securityholder	Principal Amount of Notes Owned Prior to the Offering	Principal Amount of Notes That May Be Sold	Principal Amount of Notes Owned After the Offering	Number of Common Shares Owned Prior to the Offering (1)		Number of Common Shares That May Be Sold (1)	Number of Common Shares Owned After the Offering (2)		Percentage of Common Shares Owned After the Offering (3)
Alexandria Nicole Mitchell #2005 Trust (4)	$2,000,000	$2,000,000	$0	476,117		294,117	182,000		*
Bryan R. Johnson Revocable Trust (5)	$1,000,000	$1,000,000	$0	147,058		147,058	0		0%
Charles Maloney (6)	$50,000	$50,000	$0	14,852		7,352	7,500		*
Dalea Partners, LP (7)	$2,000,000	$2,000,000	$0	10,668,151		294,117	10,374,034		21.2%
Elizabeth Lee Mitchell #2005 Trust (8)	$2,000,000	$2,000,000	$0	476,117		294,117	182,000		*
Gary and Mary West Foundation (9)	$1,800,000	$1,800,000	$0	319,473		264,705	54,768		*
Gary West CRT1 LLC (10)	$750,000	$750,000	$0	177,400		110,294	67,106		*
Gary West CRT2 LLC (11)	$600,000	$600,000	$0	143,693		88,235	55,458		*
Gary West CRT3 LLC (12)	$500,000	$500,000	$0	115,009		73,529	41,480		*
KMF Investments Partners, LP (13)	$3,000,000	$3,000,000	$0	1,217,194		441,176	776,018		1.6%
Mark B. Bayley	$100,000	$100,000	$0	14,705		14,705	0		0%
Mary West CRT1 LLC (14)	$750,000	$750,000	$0	177,359		110,294	67,065		*
Mary West CRT2 LLC (15)	$600,000	$600,000	$0	143,693		88,235	55,458		*
Mary West CRT3 LLC (16)	$500,000	$500,000	$0	115,009		73,529	41,480		*
Matthew and Casey McCann JTWROS	$200,000	$200,000	$0	181,113	(17)	29,411	151,702	(17)	*
Nicholas E. Bayley	$100,000	$100,000	$0	14,705		14,705	0		0%
Noah Malone Mitchell 4th #2005 Trust (18)	$2,000,000	$2,000,000	$0	476,117		294,117	182,000		*
Nokomis Capital Master Fund, L.P. (19)	$12,000,000	$12,000,000	$0	3,436,785		1,764,705	1,672,080		3.4%
Petrus Securities, L.P. (20)	$5,200,000	$5,200,000	$0	764,705		764,705	0		0%
Pinon Foundation (21)	$10,000,000	$10,000,000	$0	1,470,588		1,470,588	0		0%
Pope 2007 Revocable Trust (22)	$200,000	$200,000	$0	118,943		29,411	89,532		*
Randy and Betsy Rochman	$1,000,000	$1,000,000	$0	246,135		147,058	99,077		*
Richard J. Galley	$200,000	$200,000	$0	29,411		29,411	0		0%
Roger A. Waesche Jr.	$200,000	$200,000	$0	72,851		29,411	43,440		*
Stephen H. Bayley	$100,000	$100,000	$0	14,705		14,705	0		0%
Stevenson Briggs Mitchell #2005 Trust (23)	$2,000,000	$2,000,000	$0	476,117		294,117	182,000		*
The Henry Ross Perot, III 1987 Trust (24)	$100,000	$100,000	$0	14,705		14,705	0		0%
Thomas B. Barker	$500,000	$500,000	$0	73,529		73,529	0		0%
Thomas M. O’Neill	$450,000	$450,000	$0	66,176		66,176	0		0%
West Investment Holdings, LLC (25)	$5,000,000	$5,000,000	$0	972,637		735,294	237,343		*
Wilfredo Saqueton	$100,000	$100,000	$0	111,546	(26)	14,705	96,841	(26)	*

(1)	Includes Common Shares issuable upon conversion of the Notes. Assumes that (i) the full principal amounts of the Notes beneficially owned by the selling securityholders were converted at the conversion rate of 147.05882 Common Shares per $1,000 principal amount of the Notes and (ii) the Company paid cash in lieu of any fractional Common Shares that would have otherwise been issuable upon conversion of the Notes. However, the conversion price and the number of Common Shares issuable upon conversion of the Notes are subject to adjustment as described under “Description of the Notes—Conversion—Adjustment of Conversion Price”.
(2)	Represents the number of Common Shares that will be beneficially owned by the selling securityholders after completion of this offering based on the assumptions that all of the Common Shares registered for resale by the registration statement of which this prospectus is part will be sold and no other Common Shares will be acquired or sold by the selling securityholders prior to completion of this offering. However, the selling securityholders may sell all, part or none of their Common Shares offered pursuant to this prospectus and may sell some or all of their Common Shares pursuant to one or more exemptions from the registration provisions of the Securities Act.
(3)	Assumes that all of the Common Shares registered for resale by the registration statement of which this prospectus is part will be sold.
(4)	Barbara A. Pope, as trustee of the Alexandria Nicole Mitchell #2005 Trust, has sole voting and dispositive power over the securities held by the Alexandria Nicole Mitchell #2005 Trust.
(5)	Bryan R. Johnson, as trustee of the Bryan R. Johnson Revocable Trust, has sole voting and dispositive power over the securities held by the Bryan R. Johnson Revocable Trust.
(6)	Charles Maloney is an affiliate of a registered broker-dealer. The Notes were purchased by Mr. Maloney from the Company in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the Notes.
(7)	Dalea Management, LLC, as general partner of Dalea Partners, LP, has voting and dispositive power over the securities held by Dalea Partners, LP. Each of N. Malone Mitchell, 3rd and Amy E. Mitchell exercise voting and dispositive power, on behalf of Dalea Management, LLC, over the securities held by Dalea Partners, LP.
(8)	Barbara A. Pope, as trustee of the Elizabeth Lee Mitchell #2005 Trust, has sole voting and dispositive power over the securities held by the Elizabeth Lee Mitchell #2005 Trust.
(9)	West Family Investments, Inc., as investment adviser to the Gary and Mary West Foundation, has voting and dispositive power over the securities held by the Gary and Mary West Foundation. Each of Gary West and Mary West, as principals of West Family Investments, Inc., may be deemed to have voting and dispositive power over the securities held by the Gary and Mary West Foundation.
(10)	West Family Investments, Inc., as investment adviser to Gary West CRT1 LLC, has voting and dispositive power over the securities held by Gary West CRT1 LLC. Each of Gary West and Mary West, as principals of West Family Investments, Inc., may be deemed to have voting and dispositive power over the securities held by Gary West CRT1 LLC.
(11)	West Family Investments, Inc., as investment adviser to Gary West CRT2 LLC, has voting and dispositive power over the securities held by Gary West CRT2 LLC. Each of Gary West and Mary West, as principals of West Family Investments, Inc., may be deemed to have voting and dispositive power over the securities held by Gary West CRT2 LLC.
(12)	West Family Investments, Inc., as investment adviser to Gary West CRT3 LLC, has voting and dispositive power over the securities held by Gary West CRT3 LLC. Each of Gary West and Mary West, as principals of West Family Investments, Inc., may be deemed to have voting and dispositive power over the securities held by Gary West CRT3 LLC.
(13)	KMF Investments Advisors LLC, as general partner of KMF Investments Partners, LP, has voting and dispositive power over the securities held by KMF Investments Partners, LP. Each of Arvind Mallik and Jonathon Troy Fite exercise voting and dispositive power, on behalf of KMF Investments Advisors LLC, over the securities held by KMF Investments Partners, LP.

(14)	West Family Investments, Inc., as investment adviser to Mary West CRT1 LLC, has voting and dispositive power over the securities held by Mary West CRT1 LLC. Each of Gary West and Mary West, as principals of West Family Investments, Inc., may be deemed to have voting and dispositive power over the securities held by Mary West CRT1 LLC.
(15)	West Family Investments, Inc., as investment adviser to Mary West CRT2 LLC, has voting and dispositive power over the securities held by Mary West CRT2 LLC. Each of Gary West and Mary West, as principals of West Family Investments, Inc., may be deemed to have voting and dispositive power over the securities held by Mary West CRT2 LLC.
(16)	West Family Investments, Inc., as investment adviser to Mary West CRT3 LLC, has voting and dispositive power over the securities held by Mary West CRT3 LLC. Each of Gary West and Mary West, as principals of West Family Investments, Inc., may be deemed to have voting and dispositive power over the securities held by Mary West CRT3 LLC.
(17)	Includes 22,378 Common Shares subject to restricted stock units.
(18)	Barbara A. Pope, as trustee of the Noah Malone Mitchell 4th #2005 Trust, has sole voting and dispositive power over the securities held by the Noah Malone Mitchell 4th #2005 Trust.
(19)	Nokomis Capital, LLC, as investment manager to Nokomis Capital Master Fund, L.P., has voting and dispositive power over the securities held by Nokomis Capital Master Fund, L.P. Brett Hendrickson exercises voting and dispositive power, on behalf of Nokomis Capital, LLC, over the securities held by Nokomis Capital Master Fund, L.P.
(20)	Petrus Asset Management Company, as investment advisor to Petrus Securities, L.P., has voting and dispositive power over the securities held by Petrus Securities, L.P. Steven Blasnik, or his designees, exercise voting and dispositive power, on behalf of Petrus Asset Management Company, over the securities held by Petrus Securities, L.P.
(21)	Pinon Foundation is a non-profit corporation of which Mr. Mitchell, Amy Mitchell, Alexandria Nicole Mitchell Jacobs, and Noah Malone Mitchell, 4th are directors. In addition, Mr. Mitchell serves as the Chairman and Amy Mitchell serves as the Secretary of Pinon Foundation.
(22)	Each of Barbara A. Pope and Terry D. Pope, as trustees of the Pope 2007 Revocable Trust, has voting and dispositive power over the securities held by the Pope 2007 Revocable Trust.
(23)	Barbara A. Pope, as trustee of the Stevenson Briggs Mitchell #2005 Trust, has sole voting and dispositive power over the securities held by the Stevenson Briggs Mitchell #2005 Trust.
(24)	H. Ross Perot, Jr., as trustee of The Henry Ross Perot, III 1987 Trust, has voting and dispositive power over the securities held by The Henry Ross Perot, III 1987 Trust. Petrus Asset Management Company, as investment advisor to The Henry Ross Perot, III 1987 Trust, has voting and dispositive power over the securities held by The Henry Ross Perot, III 1987 Trust. Steven Blasnik, or his designees, exercise voting and dispositive power, on behalf of Petrus Asset Management Company, over the securities held by The Henry Ross Perot, III 1987 Trust.
(25)	West Family Investments, Inc., as investment adviser to West Investment Holdings, LLC, has voting and dispositive power over the securities held by West Investment Holdings, LLC. Each of Gary West and Mary West, as principals of West Family Investments, Inc., may be deemed to have voting and dispositive power over the securities held by West Investment Holdings, LLC.
(26)	Includes 62,307 Common Shares subject to restricted stock units.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes and the Common Shares issued upon conversion of the Notes (the “conversion shares”). It deals only with Notes held as capital assets (generally, property held for investment) and acquired for cash. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, or may be subject to different interpretations, so as to produce U.S. federal income tax consequences different from those discussed below. We have not and will not seek any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Notes that are different from those discussed below. This summary does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of holders that may be subject to special rules, such as, but not limited to, partnerships and other pass-through entities and holders of interests therein, dealers in securities, insurance companies, tax-exempt entities, persons that hold Notes in connection with an arrangement that completely or partially hedges the Notes, securities traders that use a mark-to-market method of accounting, banks, persons holding Notes as part of a conversion, constructive sale or a straddle transaction, U.S. persons whose functional currency is not the U.S. Dollar, non-U.S. persons, regulated investment companies, real estate investment trusts, investors liable for the alternative minimum tax or the Medicare tax on net investment income, and certain former citizens or residents of the United States. In addition, this summary does not describe any tax consequences arising under U.S. federal alternative minimum, gift and estate tax laws or other U.S. federal tax laws or under the tax laws of any state, local or non-U.S. jurisdiction.

For purposes of this discussion, a non-U.S. person means any person other than a U.S. person. A U.S. person includes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a U.S. person on the previous day, and elected to continue to be so treated.

If an entity treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership that acquires or holds Notes should consult its own tax advisors.

The summary of U.S. federal income tax consequences set out below is for general information only. Prospective purchasers of Notes should consult their own tax advisors concerning the U.S. federal income, gift and estate tax consequences, and any state or local income or franchise tax consequences applicable to their particular situations, as well as any consequences under the laws of any other applicable taxing jurisdiction. Any discussion of federal tax issues contained or referred to in this prospectus is not intended or written to be used, and cannot be used, by a prospective purchaser of Notes for the purpose of avoiding penalties that may be imposed on the prospective purchaser under the Code.

The Notes

Stated Interest

Stated interest on a Note will be taxable to you as ordinary interest income at the time it is received or accrued, depending on your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition

You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, equal to the difference between the amount realized (less an amount attributable to accrued and unpaid interest, which will be taxable as ordinary interest income as discussed above to the extent you have not previously included that amount in income) and your adjusted tax basis in the Note. Your adjusted tax basis in a Note will, in general, be the amount you paid for the Note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if you have held the Note for more than one year. Net long-term capital gains of non-corporate taxpayers currently are eligible for reduced rates of taxation. The deductibility of capital losses is subject to significant limitations.

Conversion

The conversion of a Note solely into conversion shares and cash in lieu of a fractional share of the conversion shares will not be a taxable event, except that your receipt of cash in lieu of a fractional share will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and your tax basis in the fractional share). Your tax basis in the conversion shares will equal the tax basis of the Note that was converted.

Your holding period for the conversion shares will include your holding period for the Note converted, except that the holding period of any conversion shares received with respect to accrued interest will commence on the day after the date of receipt.

You should consult your tax adviser regarding the tax treatment of the receipt of cash and Common Shares for Notes upon conversion.

Constructive Dividends

We may adjust the conversion rate of the Notes in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing your proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to you.

If we were to make a distribution of cash or property (such as evidences of indebtedness or assets) to shareholders and the conversion rate of the Notes were increased pursuant to the anti-dilution provisions of the Note, such increase would be deemed to be a distribution to you. In addition, any other increase in the conversion rate of the Notes may, depending on the circumstances, be deemed to be a distribution to you.

In certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to holders of Common Shares or to holders of the Notes, if as a result of such failure the proportionate interest of our shareholders or the holders of the Notes (as the case may be) in our assets or earnings and profits is increased.

Any deemed distribution will be taxed in the same manner as an actual distribution. See “—Common Shares—Taxation of Distributions” below. However, it is unclear whether any such deemed distribution would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. You should consult your tax adviser as to the tax consequences of receiving constructive dividends.

Possible Effect of a Consolidation or Merger

In certain situations, we may consolidate with or merge into another entity (as described above under “Description of the Notes—Conversion—Conversion Procedures—Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets”). Depending on the circumstances, a change in the obligor of the Notes as a result of the consolidation or merger or a sale of all or substantially all of our assets could result in a deemed taxable exchange to you and the modified Note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Foreign Tax Credit

Interest income on a Note generally will constitute foreign source income and generally will be considered “passive category income” or, in the case of certain holders, “general category income” for purposes of the foreign tax credit allowable under U.S. federal income tax laws. Consequently, you may be eligible for a foreign tax credit with respect to income on a Note for U.S. federal income tax purposes, subject to applicable limitations. U.S. tax rules governing the foreign tax credit are complex. Each prospective investor should consult its tax advisor regarding the availability of the foreign tax credit and relevant limitations.

Common Shares

Taxation of Distributions

As discussed above under “Price Range of Common Shares—Dividend Policy” above, we have no present intention of paying cash dividends on our Common Shares in the foreseeable future. Distributions paid on our Common Shares, other than certain pro-rata distributions of Common Shares, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in your income and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of your investment, up to your tax basis in your Common Shares. Any remaining excess will be treated as a capital gain. If you are a non-corporate U.S. Holder, dividends received by you will be eligible to be taxed at reduced rates if you meet certain holding period and other applicable requirements. If you are a corporate U.S. Holder, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Shares

Upon the sale or other taxable disposition of Common Shares, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your tax basis in the Common Shares. Gain or loss realized on the sale or other taxable disposition of Common Shares will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the shares have been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, payments of interest on the Notes, dividends on Common Shares and the proceeds from sales or other taxable dispositions (including retirements or redemptions) of the Notes or Common Shares held by you may be required to be reported to the IRS unless you are an exempt recipient, including a corporation, tax exempt organization or certain financial institutions, and, when required, demonstrate this fact. In addition, if you are not an exempt recipient you may be subject to backup withholding unless you provide a taxpayer identification number and otherwise comply with the applicable certification requirements.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability and may entitle you to a refund, provided that the appropriate information is timely furnished to the IRS.

Information Reporting With Respect to Foreign Financial Assets

U.S. individuals that hold during the taxable year an interest in certain specified foreign financial assets are required to attach to their tax returns for such year an information return containing certain information with respect to each such asset if the aggregate value of all such assets exceeds $50,000. Foreign financial assets covered by this requirement include certain securities issued by foreign persons. Failure to file this report may result in the application of penalties. Prospective investors should consult with their own advisors as to whether they are obligated to file this report in connection with the acquisition and holding of a Note or conversion shares.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of our Notes or conversion shares, including the consequences of any proposed change in applicable laws.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the Notes or conversion shares by the following (each, a “Plan”): (i) employee benefit plans that are subject to Title I of Employee Retirement Income Security Act (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, (collectively, “Similar Laws”) and (iii) entities whose underlying assets are considered pursuant to ERISA, the Code or Similar Laws to include “plan assets” of any such plans, accounts or arrangements.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. A fiduciary of a Plan should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors,” in determining whether an investment in the Notes satisfies these requirements. Any Plan to which such provisions of ERISA, the Code or Similar Laws apply, should consult with its legal counsel before investing in or holding the Notes or conversion shares.

Non-U.S. plans, governmental plans and certain church plans, while generally not subject to the fiduciary responsibility or prohibited transaction provisions of ERISA and the Code, may nevertheless be subject to laws or regulations that are substantially similar thereto. Fiduciaries of any such plans should consult with their counsel before purchasing the Notes to determine the need for and the availability of, if necessary, any exemptive relief under any Similar Law.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. Such transactions are referred to as “prohibited transactions” and include, without limitation, (1) a direct or indirect extension of credit to a party in interest or to a disqualified person, (2) the sale or exchange of any property between an ERISA Plan and a party in interest or disqualified person, or (3) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any plan assets.

A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition and/or holding of Notes or conversion shares by an ERISA Plan with respect to which we or any purchaser is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

As a general rule, a governmental plan, as defined in section 3(32) of ERISA (a “Governmental Plan”), a church plan, as defined in section 3(33) of ERISA, that has not made an election under section 410(d) of the Code (a “Church Plan”), and non-U.S. plans are not subject to the requirements of ERISA or section 4975 of the Code.

Although a Governmental Plan, a Church Plan or a non-U.S. plan is not subject to ERISA or section 4975 of the Code, it may be subject to Similar Laws. A fiduciary of a Governmental Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the Notes.

Because of the foregoing, the Notes or conversion shares should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Plan Asset Considerations

Section 3(42) of ERISA and the regulations promulgated thereunder by the U.S. Department of Labor (the “Plan Asset Regulation”) describe what constitutes the assets of a Plan with respect to such Plan’s investment in an entity for purposes of certain provisions of ERISA, including the fiduciary responsibility provisions of Title I of ERISA, and the prohibited transaction provisions of ERISA and section 4975 of the Code. Under the Plan Asset Regulation, if a Plan invests in a security which is an “equity interest” of an entity that is neither a “publicly offered security” nor an investment company registered under the Investment Company Act of 1940, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established that the entity is an “operating company” or that equity participation in the entity by Plan investors is not “significant.” Under the Plan Asset Regulation, an “operating company” is an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. We believe that the Company is an “operating company” for purposes of the Plan Asset Regulation.

Representation

By acceptance of a Note, or an interest therein, each purchaser and subsequent transferee will be deemed to have represented and warranted that (1) either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Notes or conversion shares, or an interest therein, constitutes assets of any Plan, or (ii) the purchase and holding of the Notes or conversion shares (or any interest therein) by such purchaser or transferee, throughout the period that it holds such Notes or conversion shares (or any interest therein), and the disposition of such Notes or conversion shares or an interest therein, will not constitute or result in (a) a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, (b) a breach of fiduciary duty under ERISA, or (c) a similar violation under any applicable Similar Laws, and (2) it will notify us immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the Notes or conversion shares (or an interest therein) to a transferee that does not comply with the foregoing requirements without the written consent of the Company shall be null and void ab initio.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL REGARDING THE POTENTIAL APPLICABILITY OF ERISA, SECTION 4975 OF THE CODE AND ANY SIMILAR LAWS TO SUCH INVESTMENT AND WHETHER AN EXEMPTION WOULD BE APPLICABLE TO THE PURCHASE AND HOLDING OF THE NOTES OR THE CONVERSION SHARES.

THE SALE OF THE NOTES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY US OR BY ANY OTHER PERSON THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY, FOR ANY PARTICULAR PLAN, OR ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE ASSETS OF A PLAN.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the Notes and the underlying Common Shares offered by this prospectus. The Notes and the underlying Common Shares may be sold from time to time to purchasers:

•	directly by the selling securityholders, or their pledgees, donees, transferees, or any of their successors in interest (all of whom may be selling securityholders); or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Notes and underlying Common Shares.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the Notes and the underlying Common Shares may be deemed to be “underwriters.” As a result, any profits on the sale of the underlying Common Shares by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the Notes and the underlying Common Shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The Notes and the underlying Common Shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The selling securityholders may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, including the NYSE MKT in the case of the Common Shares, in the over-the-counter market, in privately negotiated transactions or otherwise. The selling securityholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through the distribution of the securities by the selling securityholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

In connection with the sales of the Notes and the underlying Common Shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Notes and the underlying Common Shares in the course of hedging their positions. The selling securityholders may also sell the Notes and the underlying Common Shares short and deliver Notes and the underlying Common Shares to close out short positions, or loan or pledge Notes and the underlying Common Shares to broker-dealers that, in turn, may sell the Notes and the underlying Common Shares.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Notes and the underlying Common Shares by the selling securityholders. Selling securityholders may decide not to sell all or a portion of the Notes and the underlying Common Shares offered by them pursuant to this prospectus or may decide not to sell Notes or the underlying Common Shares under this prospectus. In addition, any selling securityholder may transfer, devise or give the Notes and the underlying Common Shares by other means not described in this prospectus, including through pledge, hypothecation or grant of a security interest. Any Notes or underlying Common Shares covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

Our Common Shares is listed on the NYSE MKT under the trading symbol “TAT” and on the TSX under the trading symbol “TNP.” We do not intend to apply for listing of the Notes on any securities exchange or for quotation through any automated quotation system. No assurance can be given as to the development of liquidity or any trading market for the Notes.

The selling securityholders and any other persons participating in the distribution of the Notes or underlying Common Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Notes and the underlying Common Shares by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Notes and the underlying Common Shares to engage in market-making activities with respect to the particular Notes and underlying Common Shares being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the Notes and the underlying Common Shares and the ability to engage in market-making activities with respect to the Notes and the underlying Common Shares.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Notes will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Certain legal matters with respect to the validity of our Common Shares will be passed upon for us by Appleby.

EXPERTS

The consolidated financial statements of TransAtlantic Petroleum, Ltd. and its subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three years ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states during 2014 TransAtlantic acquired Stream Oil and Gas, Ltd., and management excluded from its assessment of the effectiveness of TransAtlantic Petroleum, Ltd.’s internal control over financial reporting as of December 31, 2014, Stream Oil and Gas, Ltd.’s internal control over financial reporting associated with total assets of $126.6 million and total revenues of $1.9 million included in the consolidated financial statements of TransAtlantic Petroleum, Ltd. and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of TransAtlantic Petroleum, Ltd. also excluded an evaluation of internal control over financial reporting of Stream Oil and Gas, Ltd.

The consolidated financial statements of Stream as of November 30, 2013 and for the year ended November 30, 2013 incorporated by reference in this prospectus have been audited by Davidson & Company LLP, chartered accountants, as stated in its report incorporated by reference herein.

INDEPENDENT PETROLEUM ENGINEERS

The information incorporated by reference in this prospectus regarding estimated quantities of proved reserves applicable to our oil and natural gas properties in Turkey as of December 31, 2014 were prepared or derived from estimates prepared by DeGolyer and MacNaughton, independent petroleum engineers, based on guidelines established by the SEC. The estimates applicable to our properties in Turkey are incorporated by reference in this prospectus in reliance on the authority of such firm as experts in these matters.

The information incorporated by reference in this prospectus regarding estimated quantities of proved reserves applicable to our oil and natural gas properties in Albania as of December 31, 2014 were prepared or derived from estimates prepared by Deloitte LLP, independent petroleum engineers, based on guidelines established by the SEC. The estimates applicable to our properties in Albania are incorporated by reference in this prospectus in reliance on the authority of such firm as experts in these matters.

MATERIAL CHANGES

There have been no material changes to us since December 31, 2014 that have not been described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, excluding any disclosures therein that are furnished and not filed:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 16, 2015;

•	Current Report on Form 8-K dated November 18, 2014 and filed on November 19, 2014, as amended by Amendment No. 1 on Form 8-K/A filed on January 30, 2015;

•	Current Reports on Form 8-K filed on January 5, 2015, January 14, 2015, February 10, 2015, February 25, 2015, March 26, 2015, April 23, 2015 and April 27, 2015;

•	The description of our Common Shares, which is contained in Amendment No. 1 to Form 8-A, filed on March 6, 2014, as updated or amended in any amendment or report filed for such purpose.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering of the securities described in this prospectus, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing such documents. Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. We can be contacted at the address and phone number indicated below:

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

Attn: Secretary

Telephone (214) 220-4323

Our incorporated reports and other documents may be accessed at our website address: www.transatlanticpetroleum.com or by contacting the SEC as described below in “Where You Can Find More Information.”

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

TransAtlantic Petroleum Ltd.

13.0% Convertible Notes due 2017

and

Common Shares Issued Upon Conversion of the Notes

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses expected to be incurred by us in connection with the offering described in this registration statement. All amounts are estimates except the registration and filing fees.

Expenses	Amount
Securities and Exchange Commission registration fee	$6,400
Trustees’ and transfer agents’ fees	1,600	*
Printing and engraving expenses	0	*
Legal fees and expenses	40,000	*
Accounting fees and expenses	10,000	*
Engineering fees and expenses	5,000	*
Miscellaneous	7,000	*

Total	$70,000	*

*	Estimate.

Item 15.	Indemnification of Directors and Officers

The Bye-Laws require us to indemnify our officers and directors against all liabilities, loss, damage or expense incurred or suffered by such person in such capacity or by reason of any act done, conceived or omitted in the conduct of our business or in the discharge of such person’s duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to Bermuda law. Bermuda law permits us to indemnify directors and officers against liability attaching to them arising from their duties but such indemnification may not extend to acts of fraud or dishonesty. The Bye-Laws require us to advance funds to directors or officers for their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved, and only if such advance is specifically authorized in accordance with Bye-Law 44.6. The Bye-Laws permit the purchase of indemnity insurance.

Item 16.	Exhibits and Financial Statement Schedules

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date of such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any document immediately prior to such effective date; or

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Texas, April 28, 2015.

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ N. Malone Mitchell 3rd
N. Malone Mitchell 3rd
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of TransAtlantic Petroleum Ltd., do hereby constitute and appoint Wil F. Saqueton and Matthew McCann, and each of them, their true and lawful attorneys-in-fact and agents or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act and any rules and regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part or in connection with this Registration Statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ N. Malone Mitchell 3rd N. Malone Mitchell 3rd	Chairman and Chief Executive Officer (Principal Executive Officer)	April 28, 2015

/s/ Wil F. Saqueton Wil F. Saqueton	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 28, 2015

/s/ Bob G. Alexander Bob G. Alexander	Director	April 28, 2015

/s/ Brian Bayley Brian Bayley	Director	April 28, 2015

/s/ Charles J. Campise Charles J. Campise	Director	April 28, 2015

/s/ Marlan W. Downey Marlan W. Downey	Director	April 28, 2015

/s/ N. Gregory K. Renwick Gregory K. Renwick	Director	April 28, 2015

/s/ Mel G. Riggs Mel G. Riggs	Director	April 28, 2015

EXHIBIT INDEX

1.1**	Form of Underwriting Agreement for Common Shares

1.2**	Form of Underwriting Agreement for Notes

3.1	Certificate of Continuance of TransAtlantic Petroleum Ltd., dated October 1, 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated October 1, 2009, filed with the SEC on October 7, 2009).

3.2	Altered Memorandum of Continuance of TransAtlantic Petroleum Ltd., dated March 6, 2014 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated March 6, 2014, filed with the SEC on March 6, 2014).

3.3	Amended Bye-Laws of TransAtlantic Petroleum Ltd., dated March 6, 2014 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated March 6, 2014, filed with the SEC on March 6, 2014).

4.1	Specimen Common Share certificate (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K dated March 6, 2014, filed with the SEC on March 6, 2014).

4.2	Indenture, dated as of February 20, 2015, between TransAtlantic Petroleum Ltd. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated February 20, 2015, filed with the SEC on February 25, 2015).

4.3	Form of 13.0% Convertible Note due 2017 (included in Exhibit No. 4.2)

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP

5.2*	Opinion of Appleby

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges

23.1*	Consent of KPMG LLP

23.2*	Consent of Davidson & Company LLP

23.3*	Consent of DeGolyer and MacNaughton

23.4*	Consent of Deloitte LLP

23.5*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in legal opinion filed as Exhibit 5.1)

23.6*	Consent of Appleby (included in legal opinion filed as Exhibit 5.2)

24.1*	Power of attorney (included on signature page)

25.1*	Statement of Eligibility of Trustee on Form T-1 with respect to indenture

*	Filed herewith.
**	To be filed by amendment or on Form 8-K